Exhibit 10.7

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

LICENSE AND COLLABORATION AGREEMENT

BETWEEN

LES LABORATOIRES SERVIER

INSTITUT DE RECHERCHES INTERNATIONALES SERVIER

AND

SORRENTO THERAPEUTICS, INC.

License and Collaboration Agreement

This License and Collaboration Agreement is entered into as of July 6, 2016 (subject to Section 11.4.3, the “Effective Date”) by and between Les Laboratoires Servier, a corporation incorporated under the laws of France having a principal place of business at 50 Rue Carnot, 92284 Suresnes Cedex, France and Institut de Recherches Internationales Servier, a company duly organized and existing under the laws of France, having offices and principal place of business at 50 Rue Carnot, 92284 Suresnes Cedex, France (individually and collectively, “Servier”), and Sorrento Therapeutics, Inc., a Delaware corporation having its principal place of business at 9380 Judicial Drive, San Diego, CA 92121, U.S.A. (“Sorrento”). Servier and Sorrento are individually referred to herein as a “Party” and collectively, as the “Parties”.

RECITALS

WHEREAS, Sorrento is discovering and developing antibodies for use in immuno-oncology and other therapeutic areas, and owns certain patents, proprietary technology, know-how and information relating to such antibodies; and

WHEREAS, Servier and its Affiliates possess expertise in developing, manufacturing and commercializing pharmaceutical products and wishes to obtain a license to, and Sorrento wishes to license to Servier, certain patents and know-how, in order for Servier to Develop, Manufacture and Commercialize the Products in the Territory.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.        DEFINITIONS

Defined Terms. The following capitalized terms or derivatives thereof (verbs, nouns, singular, plural), when used in this Agreement, shall have the following meanings:

1.1 “Accounting Standards” means the International Financial Reporting Standards, the US Generally Accepted Accounting Principles, and any other internationally recognized accounting standards that may be adopted by a Party.

1.2 “Acquiree” has the meaning set forth in Section 11.5.2.

1.3 “Acquiror” has the meaning set forth in Section 11.5.2.

1.4 “Acquisition Transaction” has the meaning set forth in Section 11.5.2.

1.5 “Additional Anti-PD-1 Products” means a Sorrento Additional Anti-PD-1 Product and/or a Servier Additional Anti-PD-1 Product.

1.6 “Affiliates” means with respect to a Party, any person or entity, which directly or indirectly controls, is controlled by, or is under common control with such Party. Solely as used in this definition, the term “control” means (a) the ownership, directly or indirectly, beneficially or legally, of at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a person or entity in a particular jurisdiction) of such Party or other person or entity, as applicable, or such other comparable ownership interest with respect to any person or entity that is not a corporation; or (b) the power, direct or indirect, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise of more than fifty percent (50%), to direct the management and policies of a Party or such other person or entity, as applicable.

1.7 “Agreement” means this License and Collaboration Agreement together with the recitals and all exhibits, schedules and attachments hereto.

1.8 “Alliance Manager” has the meaning set forth in Section 3.5.

1.9 “Antibody” means any purified monoclonal or polyclonal antibody, whether multiple or single chain, recombinant or naturally occurring, whole or fragment, and any variants, derivatives or constructs thereof, including but not limited to, antigen binding portions including Fab, Fab’, F(ab’)2, Fv, dAb and CDR fragments, single chain antibodies (scFv), chimeric antibodies, diabodies and polypeptides (including any humanized versions thereof) that contain at least a portion of an immunoglobulin that is sufficient to bind selectively to a specific antigen. For the avoidance of doubt, Antibody includes bispecific antibodies and antibody drug conjugates.

1.10 “Associated Compound” means any compound Controlled by Servier other than pursuant to the licenses granted by Sorrento under this Agreement or the R&D Agreement that is Developed in combination with a Product, provided that for purposes of ARTICLE 8, all salts, esters, ethers, isomers, mixtures of isomers, complexes or derivatives of such compound shall be deemed to be the same Associated Compound. Associated Compound shall not include any Product.

1.11 “Arbitration” has the meaning set forth in Section 14.2.1.

1.12 “Arbitration Request” has the meaning set forth in Section 14.2.1.

1.13 “Audited Party” has the meaning set forth in Section 8.10.2.

1.14 “Auditing Party” has the meaning set forth in Section 8.10.2.

1.15 “Authorized Recipients” has the meaning set forth in Section 10.2.

1.16 “Background IP” has the meaning set forth in Section 9.1.1.

1.17 “Biosimilar” means, with respect to a given Product in a given country of the Territory, any biological product that (a) is sold after the Effective Date by a Third Party that is not a Sublicensee of Servier and without the consent of Servier, under a

Marketing Approval granted by a Competent Authority to such Third Party; (b) is similar to such Product in terms of quality characteristics, biological activity, safety and efficacy, notwithstanding minor differences and considered in the United States under 42 USC §262(i)(2) or its foreign equivalent applicable Law, on a country-by-country basis where such Product is marketed, as a “biosimilar” product provided that such applicable Law exists; and (c) is approved in reliance in whole or in part, on (i) a prior Marketing Approval (or on any safety or efficacy data submitted in support of prior Marketing Approval) of such Product or reference to other publicly available clinical data with respect to such Product, or (ii) a demonstration of biosimilarity to or interchangeability with such Product.

1.18 “BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

1.19 “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in Paris, France or New York, United States of America, are authorized by applicable Law to remain closed.

1.20 “Calendar Quarter” means each three (3) consecutive calendar months ending on each March 31, June 30, September 30 and December 31.

1.21 “Calendar Year” means any period of time commencing on January 1 and ending on the next December 31.

1.22 “Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

1.23 “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

1.24 “CDR” means complementarity-determining region.

1.25 “Claim” means any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand, including without limitation any investigation by a Competent Authority.

1.26 “Claim Notice” has the meaning set forth in Section 12.3.1.

1.27 “Clinical Studies” means a research study in humans that is (a) conducted in accordance with international ethical and scientific quality standards for designing, conducting, recording and reporting research studies involving investigational medicinal products for human use and that involve the participation of human subjects, which standards are established through Laws, and (b) designed to generate clinical data and results regarding a chemical compound or biological molecule in support of Marketing Approval, including any translational research studies. Clinical Studies include any Phase 1 Clinical Study(ies), any Phase 2 Clinical Study(ies), any Phase 3 Clinical Study(ies) or any Phase 4 Clinical Study(ies).

1.28 “CMC” means chemistry, manufacturing and controls.

1.29 “Commercialization” means any and all activities of obtaining pricing and reimbursement strategy, marketing, promoting, distributing, importing, offering for sale, having sold, selling or conducting any other commercial exploitation activities relating to the Products in the Field in the Territory.

1.30 “Commercially Reasonable Efforts” means the application by or on behalf of Servier of a level of resources and efforts to Develop, or Commercialize, as applicable, the Products, as would normally be exerted and employed by a pharmaceutical company similarly positioned as Servier consistent with the exercise of its prudent scientific and business judgment in pursuing the development or commercialization of its pharmaceutical products of a similar stage of product life, safety, efficacy, intellectual property profile (including the patent situation and the freedom to operate), commercial potential and all other relevant factors. For clarity, it is understood that “Commercially Reasonable Efforts” shall be evaluated as a whole and may change over time.

1.31 “Committee” has the meaning set forth in Section 3.2.

1.32 “Compassionate Use” means the use of a Product as an investigational drug in accordance with applicable Law outside of a clinical trial to treat a patient with a serious or life-threatening disease or condition who has no comparable or satisfactory alternative treatment options.

1.33 “Competing Product” means any Antibody that (a) originates from Sorrento’s G-MAB library or is acquired by Sorrento or its Affiliates and (b) is directed against the Target. Competing Product shall not include the Products.

1.34 “Competing Product ROFN Election Notice” has the meaning set forth in Section 11.5.4.

1.35 “Competing Product ROFN Notice” has the meaning set forth in Section 11.5.4.

1.36 “Competitive Program” has the meaning set forth in Section 11.5.1.

1.37 “Competent Authority” means any court, tribunal, regulatory agency of (a) any national, federal, state, provincial, county, city or other political subdivision government, including the FDA, or (b) any supranational body (including the EMA).

1.38 “Confidential Information” means any and all Know-How, information and Data of a confidential nature, whether financial, business, legal, technical or non-technical, oral, written, or in electronic form, including information and data related to the Product, a Party, or any concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement, that is disclosed, supplied or otherwise made available by one Party or any of its Affiliates or Sublicensees (“Disclosing Party”) to the other Party or any of its Affiliates or Sublicensees (“Receiving Party”). All Confidential Information disclosed by a Party pursuant to the Confidential Agreement between the Parties dated July 8th, 2014, as amended effective as from July 8, 2015 (the “Prior CDA”) shall be deemed to be Confidential Information of such Party pursuant to this Agreement (with the mutual understanding and agreement that any use and disclosure thereof that is authorized under ARTICLE 10 shall not be restricted by, or be deemed a violation of, such Prior CDA).

1.39 “Consolidated Indebtedness” means, as at any date of determination, the aggregate amount of, without duplication, the current and non-current portion of all indebtedness for borrowed money of Sorrento, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such indebtedness maturing within one (1) year from such date which is renewable or extendable at the option of Sorrento to a date more than one (1) year from such date, including, in any event, but without duplication, the amount of Sorrento’s Capitalized Lease Obligations.

1.40 “Control”, “Controlled” or “Controlling” means, with respect to a subject item and a Party, the ability of such Party or its Affiliates, whether arising by ownership, possession or pursuant to a license or sublicense, to grant licenses or sublicenses to the other Party with respect to such subject item, as provided in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party, provided that, without prejudice to Sorrento’s representations and warranties, with respect to the Know-How or Intellectual Property Rights that become Controlled by either Party after the Effective Date, such Know-How or Intellectual Property Rights shall be deemed not Controlled if a payment has to be made to a Third Party in consideration of the grant of a license or sublicense pursuant to this Agreement unless the other Party agrees to make the portion of such payment corresponding to the grant of the license or sublicense and further provided that, notwithstanding the foregoing clause, Sorrento shall be deemed not to Control any license from *.

1.41 “Coordination Committee” or “CC” has the meaning set forth in Section 3.1.1.

1.42 “Copyrights” means all copyrights, and all right, title and interests in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted rights and interests throughout the world, and all right, title and interest in related applications and registrations throughout the world.

1.43 “Cover”, “Covered” or “Covering” means, with respect to any Product, as appropriate, and a Patent Right, that, in the absence of a (sub)license under, or ownership of, such Patent Right, the offering for sale, selling or importing of such a Product, as appropriate, with respect to a given country, would infringe a Valid Claim of such Patent Right.

1.44 “Damages” has the meaning set forth in Section 12.1.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

1.45 “Data” means any and all non-aggregated and aggregated research, pharmacology, medicinal chemistry, pre-clinical, clinical, commercial, marketing, process development, manufacturing and other data or information, including investigator brochures and reports (both preliminary and final), statistical analyses, expert opinions and reports, and safety data, in each case generated from, or related to, Clinical Studies or non-clinical studies, research or testing specifically related or directed to Product. For the avoidance of doubt, Data shall be deemed Confidential Information of the Disclosing Party for the purposes of the Agreement subject to ARTICLE 10 of this Agreement.

1.46 “Debt to Equity Ratio” means, as of any date of determination, the ratio of (a)(i) the amount of Sorrento’s Consolidated Indebtedness as of such date minus (ii) cash, cash equivalents and marketable securities of Sorrento as of such date and the amount of any outstanding payments due from Servier to Sorrento hereunder as of such date, to (b) Sorrento’s Equity as of such date.

1.47 “Derivative Antibody” means any Antibody other than the Initial Antibody, which is (a) developed by or for Servier, its Affiliates or Sublicensee, (b) *, and (c) directed against the Target and, possibly, other targets selected by Servier. For sake of clarity, the Derivative Antibodies do not contain the Linker Technology, and therefore do not include any Additional Anti-PD1 Products.

1.48 “Derivative Product” means a pharmaceutical product that contains a Derivative Antibody.

1.49 “Development” means with respect to a Product, the activities performed to obtain and maintain the Marketing Approval for the relevant Product, including without limitation: research, test method development and stability testing, assay development, toxicology, pharmacology, formulation, quality assurance, quality development, statistical analysis, process development, and scale-up, pharmacokinetic studies, data collection and management, Clinical Studies (including research to design Clinical Studies and specifically excluding activities directed to obtaining pricing and reimbursement approvals), regulatory affairs (including submission of Data or other materials to a Competent Authority to obtain, maintain and/or expand Marketing Approval of a Product), project management, drug safety surveillance activities related to Clinical Studies, validation of methods and tests.

1.50 “Development Milestone” has the meaning set forth in Section 8.2.

1.51 “Disclosing Party” has the meaning set forth in Section 1.38.

1.52 “Dispute” has the meaning set forth in Section 14.2.1.

1.53 “DMF” means a drug master file and all equivalents, and related proprietary dossiers, in any country or jurisdiction for a Product submitted or to be submitted by a Party to Competent Authorities.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

1.54 “Dollars” or “USD” or “$” means U.S. dollars.

1.55 “Effective Date” has the meaning set forth in the preamble.

1.56 “EMA” means the European Medicines Agency or any successor agency thereto.

1.57 “European Union” or “EU” means all countries of the European Union, as may be included from time to time.

1.58 “Executive Officer” means the President & CEO of Sorrento and the Vice President of Research and Development or the Vice President of Business Development & Licensing of Servier, or their duly authorized respective designees with equivalent decision-making authority with respect to matters under this Agreement.

1.59 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.60 “Field” means any human use.

1.61 “First Commercial Sale” means the first sale to a Third Party of a Product by or under the authority of Servier or its Affiliates or Sublicensees, in a country after receipt of the applicable Marketing Approval, as desirable in such country, from the Competent Authorities in that country. For the avoidance of doubt, Compassionate Use shall not be considered a First Commercial Sale.

1.62 “FPFV ” has the meaning set forth in Section 8.2.1.

1.63 “FTC” has the meaning set forth in Section 11.4.3.

1.64 “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

1.65 “HSR” has the meaning set forth in Section 11.4.3.

1.66 “IND/IMPD” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, (b) the Investigational Medicinal Product Dossier in the European Territory, or (c) the equivalent application to the applicable Competent Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.67 “Indemnified Party” has the meaning set forth in Section 12.3.1.

1.68 “Indemnifying Party” has the meaning set forth in Section 12.3.1.

1.69 “Initial Antibody” means *. Notwithstanding the foregoing, Initial Antibody excludes any Antibody with modifications resulting from chemical reactions outside living organisms.

1.70 “Initial Product” means a pharmaceutical product consisting of the Initial Antibody.

1.71 “Insolvent Party” has the meaning set forth in Section 13.4.4.

1.72 “Intellectual Property Rights” means, collectively, Patent Rights, Copyrights, Trade Secrets, Trademarks, moral rights and all other intellectual property and proprietary rights.

1.73 “Joint Inventions” has the meaning set forth in Section 9.1.2.

1.74 “Joint Patents” has the meaning set forth in Section 9.1.2.

1.75 “Joint Other Intellectual Property Rights” has the meaning set forth in Section 9.1.2.

1.76 “Joint Intellectual Property Rights” means collectively, Joint Patent and Joint Other Intellectual Property Rights (excluding Trademarks).

1.77 “Know-How” means any and all ideas, concepts, designs, technical information, techniques, Data, database rights, discoveries, inventions, practices, methods, procedures, processes, methods, algorithm, knowledge, skill, experience, test data and any other information or technology, whether in written, electronic, graphic or any other form, including pharmaceutical, chemical, biological and biochemical compositions, formulations, assays, APIs, molecules, samples, cell lines, journals and laboratory notebooks.

1.78 “Knowledge” means only the current, actual knowledge and awareness including from conversations with other officers and employees of Sorrento and otherwise in the ordinary course of their duties (and shall not include any deemed or constructive knowledge or awareness) of Sorrento’s “officers” as of the Effective Date, as determined by Sorrento in accordance with Rule 16a-1(f) under the U.S. Securities Exchange Act of 1934, as amended, who include Henry Ji, George Ng, Jeffrey Su and Kevin Herde, and Gunnar Kaufmann.

1.79 “LA Cell Technology” means the unique cell-penetrating technology for use with antibody therapeutics and/or other small molecules and/or macro-molecules owned by LA Cell Inc., an Affiliate of Sorrento.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

1.80 “Laws” shall mean any applicable national, supranational, federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Competent Authority, including any rules, regulations, guidelines, directives or other requirements of Competent Authorities, including good clinical practices, good laboratory practices and good manufacturing practices, as well as all anti-bribery or anti-corruption laws, as applicable.

1.81 “Linker Technology” means Sorrento’s proprietary technology that is applied to chemically couple the Initial Antibody to another Antibody and referred to in the Sorrento Linker Patent Rights.

1.82 “Licensed Other Intellectual Property Rights” means Intellectual Property Rights Controlled by Sorrento, other than Patent Rights and Trademarks.

1.83 “MAA” means a Marketing Authorization Application, in relation to any Product, filed or to be filed with the EMA (or equivalent national agency), for authorization to place a medicinal product on the market in the European Union (or any other territory).

1.84 “Manufacture” means, with respect to a Product, any and all processes and activities conducted to manufacture preclinical, clinical and commercial quantities of such, in particular, the production, the manufacture, the processing, the filling, the packaging, the labeling, the inspection, the storage, the warehousing and the shipping of such Product. Manufacture shall also include the supply of any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability and release testing, quality assurance and quality control. For clarity, “Manufacturing” has a correlative meaning.

1.85 “Marketing Approval” shall mean all approvals, licenses, registrations or authorizations of the Competent Authorities in a country, necessary for the marketing and sale of the Product in such country, including the approval of an MAA or an NDA.

1.86 “NDA” means a New Drug Application, including all supplements and amendments thereto, for the approval of the Product as a new drug by the FDA.

1.87 “Net Sales” means, in the case of sales by or for the benefit of Servier, its Affiliates, and its Sublicensees (in each case, “Seller”) in the Territory to a Third Party, the gross amount of monies or cash equivalents or other consideration billed or invoiced by Seller with respect to the Products, less the following deductions, in each case only to the extent the same are (a) actually paid, granted or accrued by such Seller (each as recognized by Accounting Standards applied consistently throughout the calculation), (b) not otherwise recovered by or reimbursed to Seller in connection with such Product and (c) allocated to the Product, separately billed or specifically charged and clearly disclosed (“Permitted Deductions”):

(i) trade, cash, promotional, prompt payment or and quantity discounts;

(ii) returns, refunds, allowances, rebates and chargebacks but only to the extent actually recognized against the gross revenues;

(iii) Customs or excise duties, excise, sales or use taxes, consumption tax, value added tax or other taxes (except income taxes) or duties relating to sales taxes on sales (such as excise, sales or use taxes or value added tax);

(iv) taxes on sales of pharmaceutical specialties reimbursed pursuant to a government health service, health insurance, social insurance or similar social services program;

(v) freight, insurance, packing costs and other transportation charges to the extent added to the sales price;

(vi) amounts repaid or credits taken by reason of rejections, defects or returns or because of retroactive price reductions, or due to recalls or Laws requiring rebates;

(vii) rebates taken by or fees paid to Third Party distributors, wholesalers, group purchasing organizations, pharmacy benefit management companies and management care entities and charge-backs;

(viii) rebates and/or discounts on sales of Products given to health insurance and other types of payers due to specific agreement (“claw-back” type of agreements) involving the Products;

(ix) any other specifically identifiable amounts included in gross amounts invoiced for the Products, to the extent such amounts are customary deductions from net sales calculations in the pharmaceutical or biotechnology industries in the applicable country for reasons substantially equivalent to those listed above.

“Net Sales” shall not include any consideration received with respect to a sale, use or other disposition of any Product in a country for Development purposes or as samples or for Compassionate Use. Notwithstanding the foregoing, the amounts invoiced by Servier, its Affiliates, or their Sublicensees for the sale of Product among Servier, its Affiliates or their respective Sublicensees for resale shall not be included in the computation of Net Sales hereunder and Net Sales shall be the gross invoice or contract price charged to the Third Party customer for that Product in an arms’ length transaction, less the Permitted Deductions. All of the foregoing elements of Net Sales calculations shall be determined in accordance with Accounting Standards.

In the event that a Product is sold as a fixed dose or co-packaged combination with other therapeutically active pharmaceutical compound(s) at a single price (a “Combination Product”), Net Sales from the sale of such Combination Product will be calculated for each applicable calendar quarter by multiplying the Net Sales (as determined without reference to this paragraph) of such Combination Product by the fraction A/(A+B), where (1) A is the average gross selling price in the applicable country of the Product and (2) B is the average gross selling price in the applicable country of the other therapeutically active pharmaceutical compound(s) included in such Combination Product, each when sold separately in finished form, during the applicable calendar quarter or, if sales of the Combination Product and the separate products did not occur during such calendar quarter, the most recent calendar quarter in which sales of both products occurred. In the event that the average gross selling price(s) cannot be determined for A or B, the Net Sales attributable to the Product shall be equal to fifty percent (50%) of the Net Sales of the Combination Product.

1.88 “Non-Compete Period” has the meaning set forth in Section 11.5.1.

1.89 “Owned Sorrento Contribution Patent Rights” has the meaning set forth in Section 11.2.3.

1.90 “Patent Committee” has the meaning set forth in Section 9.2.1.

1.91 “Party” or “Parties” has the meaning set forth in the preamble.

1.92 “Patent Challenge” has the meaning set forth in Section 13.3.

1.93 “Patent Rights” means any and all patent rights and all right, title and interest in all patent applications and patents that issue from them, all letters patent or equivalent rights and applications in each case to the extent the same has not been held, by a court of competent jurisdiction, to be invalid or unenforceable in a decision from which no appeal can be taken or from which no appeal was taken within the time permitted for appeal. Patent Rights include any extension, registration, confirmation, reissue, continuation, supplementary protection certificate, divisional, continuation-in-part, re-examination or renewal thereof or foreign counterparts of any of the foregoing.

1.94 “Payee Party” has the meaning set forth in Section 8.9.5.

1.95 “Paying Party” has the meaning set forth in Section 8.9.5.

1.96 “Permitted Deductions” has the meaning set forth in Section 1.87.

1.97 “Phase 1 Clinical Study” means a clinical study of a product in human subjects which provides for the first introduction into humans of a product, conducted in healthy volunteers or patients to obtain information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 C.F.R. § 312.21(a) (or the non-United States equivalent thereof).

1.98 “Phase 1 Data” has the meaning set forth in Section 8.8.2.

1.99 “Phase 2 Clinical Study” means a clinical study of a product that is designed to establish the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence pivotal clinical trials, as further defined in 21 C.F.R. § 312.21(b) (or the non-United States equivalent thereof).

1.100 “Phase 3 Clinical Study” means a pivotal clinical study of a product on sufficient numbers of patients that is designed to establish the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file an NDA to obtain Regulatory Approval to market the product, as further defined in 21 C.F.R. § 312.21(c) (or the non-United States equivalent thereof).

1.101 “Product” means the Initial Product, any Additional Anti-PD-1 Product(s) or Derivative Product(s) Developed under this Agreement.

1.102 “Product Trademarks” has the meaning set forth in Section 9.5.1.

1.103 “Prior CDA” has the meaning set forth in Section 1.38.

1.104 “Prosecuting Party” has the meaning set forth in Section 9.2.4.

1.105 “Quality Agreement” has the meaning set forth in Section 6.2.2.

1.106 “Receiving Party” has the meaning set forth in Section 1.38.

1.107 “Regulatory Approval” means any and all approvals, licenses, registrations or authorizations by a Competent Authority and necessary for the Development activities (including any IND/IMPD approval), Manufacturing activities or Commercialization activities (including any applicable Marketing Approval, pricing, final labeling and reimbursement approvals).

1.108 “Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, case reports forms, trial master file, DMF, common technical documents, question and answers with Competent Authorities, Marketing Approvals or other filings or communications made to or with, or other approvals granted by, a Competent Authority that are necessary or reasonably desirable in order to Develop, Manufacture or Commercialize a Product in a particular country or regulatory jurisdiction.

1.109 “Responsible Party” has the meaning set forth in Section 9.4.4.

1.110 “ROFN Election Notice” has the meaning set forth in Section 2.7.

1.111 “ROFN Notice” has the meaning set forth in Section 2.7.

1.112 “ROFN Products” has the meaning set forth in Section 2.7.

1.113 “Royalties” has the meaning set forth in Section 8.4.

1.114 “Royalty Bearing Net Sales” means on a country-by-country and Product-by-Product basis, the Net Sales generated during the Royalty Term for such Product in such country.

1.115 “Royalty Term” means on a country-by-country and Product-by-Product basis, the period commencing on the First Commercial Sale of a Product and ending on the expiration of the last-to-expire Valid Claim of a Patent Right that Covers the composition of matter of such Product in such country.

1.116 “Rules” has the meaning set forth in Section 14.2.1.

1.117 “R&D Agreement” means an agreement that may be entered into between the Parties with respect to the Development of Additional Anti-PD-1 Products.

1.118 “Sales Milestones” has the meaning set forth in Section 8.3.

1.119 “Scientific Committee” or “SC” has the meaning set forth in Section 3.1.2.

1.120 “Seller” has the meaning set forth in Section 1.87.

1.121 “Servier” has the meaning set forth in the preamble.

1.122 “Servier Additional Anti-PD-1 Product” means a pharmaceutical product that contains the Initial Antibody or * directed against the Target and, possibly, any other targets selected by Servier.

1.123 “Servier Indemnitees” has the meaning set forth in Section 12.1.

1.124 “Servier IP” means any and all Servier Patent Rights and Servier Know-How. For the avoidance of doubt, Servier IP shall include Servier’s interest in the Joint Intellectual Property.

1.125 “Servier Know-How” means all Know-How that is developed or Controlled by Servier and its Affiliates other than pursuant to the licenses granted by Sorrento under this Agreement or the R&D Agreement as of the Effective Date and thereafter during the Term and (a) that is used in connection with the Development, Manufacture, or Commercialization of the Products or (b) is reasonably necessary or useful for the Development, Manufacture, or Commercialization of a Product.

1.126 “Servier Patent Right” means all Patent Rights that are Controlled by Servier and its Affiliates as of the Effective Date and thereafter during the Term and that Cover, or is reasonably necessary or useful for, the Development, Manufacture or Commercialization of the Products (including its composition, formulation, combination, product by process, or method of use, manufacture, preparation or administration). Servier Patent Rights shall include Servier’s interest in Joint Patents that meet the above requirements.

1.127 “Sole Invention” has the meaning set forth in Section 9.1.2.

1.128 “Sorrento” has the meaning set forth in the preamble.

1.129 “Sorrento Additional Anti-PD-1 Product” means a pharmaceutical product that contains the Initial Antibody * directed against the Target and any other targets the Parties mutually agree upon, as developed pursuant to the terms of an R&D Agreement.

1.130 “Sorrento Anti-PD-1 Patent Rights” means (a) the following patent applications: * and (b) any patent or patent application in the Territory, including any continuations, continuations-in-part (but solely with respect to those claims of such continuations-in-part that are fully supported by the specifications of the patent applications of clause (a) hereof), divisionals, and any and all reissues, extensions, registrations, reexaminations, or confirmations to the foregoing, in all cases that (i) claim priority to any of the patent applications of clause (a) hereof and (ii) disclose and claim invention(s) that are substantially the same as the invention(s) disclosed and claimed in the patent applications of clause (a) hereof.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

1.131 “Sorrento Contributions” means any of (a) the Initial Product, (b) the Initial Product including within it the Linker Technology and used as part of any Additional Anti-PD1 Product, and (c) *.

1.132 “Sorrento Contribution Patent Rights” means (a) any Sorrento Anti-PD1 Patent Rights, provided that if divisionals are filed pursuant to Section 9.2.1, only the divisionals Covering the Sorrento Contributions will be included in Sorrento Contribution Patent Rights and (b) any Patent Rights that are specifically related to the Sorrento Contributions and that exclude Sorrento Linker Patent Rights.

1.133 “Sorrento Core IP” means all Sorrento Contribution Patent Rights filed in jurisdictions other than the U.S.

1.134 “Sorrento Deliverables” has the meaning set forth in Section 6.2.1.

1.135 “Sorrento’s Equity” means, as of any date of determination, Sorrento’s stockholders’ equity determined on a consolidated basis in accordance with GAAP.

1.136 “Sorrento Indemnitees” has the meaning set forth in Section 12.2.

1.137 “Sorrento IP” means any and all Sorrento Patent Rights and Licensed Other Intellectual Property Rights in the Sorrento Know-How. For the avoidance of doubt, Sorrento IP shall include Sorrento’s interest in the Joint Intellectual Property.

1.138 “Sorrento Know-How” means, subject to Section 10.4, all Know-How that is Controlled by Sorrento as of the Effective Date and thereafter during the Term and is (a) relating to the Sorrento Contribution that is transferred or provided to Servier pursuant to Section 2.6 and Section 6.1.2 below and (i) used in connection with the Development, Manufacture, or Commercialization of the Products or (ii) reasonably necessary for the Development, Manufacture, or Commercialization of a Product.

1.139 “Sorrento Linker Patent Rights” means the following patent applications: * and any related Patent Rights.

1.140 “Sorrento Patent Rights” means any Patent Rights that are Controlled by Sorrento as of the Effective Date and thereafter during the Term, and that Cover the Development, Manufacture or Commercialization of any Sorrento Contribution pursuant to the terms of this Agreement. For the avoidance of doubt, Sorrento Patent Rights include Sorrento Anti-PD-1 Patent Rights, Sorrento Contribution Patent Rights and Sorrento Linker Patent Rights. Sorrento Patent Rights shall include Sorrento’s interest in Joint Patents that meet the above requirements.

1.141 “SPV” has the meaning set forth in Section 13.4.5.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

1.142 “Sublicense Agreement” has the meaning set forth in Section 2.4.

1.143 “Sublicensees” means a Third Party which is a sublicensee of the rights granted to Servier under this Agreement, on an arms’ length and bona fide basis, in accordance with the terms and conditions of this Agreement. For sake of clarity, Sublicensees do not include (a) wholesalers, distributors or similar entities performing similar functions, even if such Third Party is granted a limited right to promote and resell a Product sold to it and (b) Servier’s Affiliates.

1.144 “Sublicensing Revenues” shall mean *.

1.145 “Subsequent Sublicensee” has the meaning set forth in Section 2.4.

1.146 “Supply Agreement” has the meaning set forth in Section 6.2.1.

1.147 “Target” means human PD-1 (CD279).

1.148 “Technology Transfer” has the meaning set forth in Section 6.1.2.

1.149 “Term” has the meaning set forth in Section 13.1.

1.150 “Territory” means worldwide.

1.151 “Third Party” means any person or entity other than Sorrento, Servier and their respective Affiliates.

1.152 “Third Party Claim” has the meaning set forth in Section 12.1.

1.153 “Third Party IP Claim” has the meaning set forth in Section 9.4.1.

1.154 “Third Party License” has the meaning set forth in Section 8.5.2.

1.155 “Trademarks” means all trademarks, service marks, trade names, rights in trade dress, logos, symbols, brand names and all trademark rights and interests throughout the world, and all right, title and interest in related applications and registrations throughout the world under common law, state law, federal law or laws of foreign countries.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

1.156 “Trade Secrets” means all right, title and interest in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, provided that any Trade Secret disclosed to the other Party both (a) without obtaining the other Party’s prior written consent and without being marked as “trade secret” or with a similar designation and (b) in a manner that a reasonable person would not regard as being provided under circumstances indicating that it is a trade secret shall not be deemed a Trade Secret pursuant to applicable Laws, but will be treated as Confidential Information of the disclosing Party.

1.157 “US Sublicense” has the meaning set forth in Section 8.8.

1.158 “Valid Claim” means (a) a claim of an issued and unexpired patent, which claim has not been revoked or held invalid or unenforceable by a court or other government agency of competent jurisdiction or has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, reissue, opposition procedure, nullity suit or otherwise or (b) a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling; provided, however, that Valid Claim will exclude any such pending claim in an application that has not been granted within * years following the earliest priority filing date for such application.

1.159 “Withholding Taxes” has the meaning set forth in Section 8.9.5.

ARTICLE 2.        LICENSE GRANTS

Section 2.1 Sorrento License Grant. Subject to Sections 2.2 and 2.8 and other terms and conditions of this Agreement, Sorrento hereby grants to Servier a sublicensable (subject to Section 2.4 below), personal and non-transferable (except as set forth in Section 14.4), royalty-bearing right and license under the Sorrento IP to Develop, Manufacture or have Manufactured, use, sell, offer for sale, import, export or otherwise Commercialize the Products, in each case as a monotherapy or in combination with other therapies or products in the Field in the Territory. The foregoing license shall be exclusive (even as to Sorrento except to the extent set forth in Section 2.2 below) solely with respect to the Sorrento Contributions. For clarification, the foregoing license does not include LA Cell Technology and in no event shall Sorrento be obligated to transfer or otherwise provide the LA Cell Technology to Servier.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Section 2.2 Servier License Grant. Servier hereby grants to Sorrento a non-exclusive, non-sublicensable (except with Servier’s express prior written consent and agreement as to the terms of the sublicense), non-transferable (except as set forth in Section 14.4), royalty-free right and license under the Servier IP and Sorrento IP to conduct any activities expressly assigned to Sorrento pursuant to this Agreement or any applicable R&D Agreement. Notwithstanding the foregoing, Servier hereby approves a sublicense only for research and/or manufacturing, as applicable, for purposes of this Agreement under Sorrento IP and Servier IP to * and * and the respective sublicenses with each of the foregoing entities in the form that have been provided to Servier prior to the Effective Date. Further, Sorrento shall be excused from its performance under this Agreement to the extent that Servier’s failure or delay in providing its express prior written consent and agreement as to the terms of the sublicense prevents or otherwise adversely affects Sorrento’s performance under this Agreement.

Section 2.3 Performance by Affiliates and Subcontractors. Subject to the terms and conditions of this Agreement, Servier may, without Sorrento’s prior written consent, discharge any obligations and exercise any right hereunder through any of its Affiliates or Third Party, provided that, Servier shall cause or otherwise ensure that such Affiliate or Third Party subcontractor comply with the terms and provisions that are applicable to the activities entrusted to such Affiliate or Third Party subcontractor including confidentiality provision in ARTICLE 10. Servier shall remain primarily and fully liable for any acts or omissions of such Affiliate or Third Party subcontractor and any act or omission of such Affiliate or Third Party subcontractor shall be and shall be deemed to be an act or omission by Servier.

Section 2.4 Sublicense. If Servier enters into a sublicense with a Sublicensee pursuant to ARTICLE 2, Servier shall promptly inform Sorrento of such sublicense agreement (each, a “Sublicense Agreement”) and shall ensure that the Sublicense Agreement is consistent with and fully implements the relevant provisions of this Agreement including the audit provisions set forth in Section 8.10 and Sorrento’s rights under this Agreement. Each Sublicense Agreement shall protect Sorrento’s rights and interests in the Sorrento IP to at least the same extent as this Agreement, including without limitation containing provisions for the benefit of Sorrento substantially similar in language and scope to the license provisions set forth in ARTICLE 2, the ownership provisions in Section 9.1, and the confidentiality provisions set forth in ARTICLE 10 of this Agreement. For the avoidance of doubt, the Sublicensee shall have no right of any type or kind to the Sorrento IP except to the extent of Servier’s right pursuant to ARTICLE 2. Servier agrees to cause or otherwise ensure that each Sublicensee comply with the terms and conditions of the Sublicense Agreement in connection with Sorrento IP. Servier shall be fully responsible and liable for any act or omission of such Sublicensee and any third party to whom sublicensing rights are transferred through a further sublicense by a Sublicensee (“Subsequent Sublicensee”) and any such act or omission shall be and shall be deemed to be an act or omission of Servier. Upon any expiration or termination of this Agreement for any reason, all Sublicense Agreements entered into pursuant to this Section 2.4 shall automatically terminate unless and to the extent Sorrento, in its sole discretion, agrees in writing to an assignment of any Sublicense Agreement to Sorrento or to enter into a direct agreement with any Sublicensee. In no event shall Sorrento have any obligation or liability to any Sublicense or any Subsequent Sublicensee and Servier shall fully and effectively disclaim the same in any such Sublicense Agreement. Any subsequent sublicenses granted by the Sublicensees shall be subject to the same requirement as set forth in this Section 2.4.

Section 2.5 No Trademark License. No right or license, express or implied, is granted to Servier to use any Trademarks, inlcuding without limitation any Trademarks owned or Controlled by Sorrento or any of its Affiliates. No right or license, express or implied, is granted to Sorrento to use any Trademarks, including without limitation any Trademarks owned or Controlled by Servier.

Section 2.6 Know How Transfer.

2.6.1 Initial Transfer. As promptly as practicable following the Effective Date, and in any event no later than fifteen (15) days thereafter, Sorrento shall transfer to Servier all Regulatory Materials and sponsorships and deliver to Servier all communications with Competent Authorities and all other documents, reports (including with respect to technology transfer to *) and data, as applicable, in each case in Sorrento’s or its subcontractors’ possession and Controlled by Sorrento and regarding the Initial Antibody and any Initial Products, including one report for each study that has been conducted by or on behalf of Sorrento and the documents listed in Schedule 2.6.1, provided that, notwithstanding the requirement in this Section 2.6.1, Sorrento shall not be required to provide any information or other data that are not in its or its subcontractors’ possession and that are in a form or format other than the form or format in its or its subcontractors’ possession.

2.6.2 Ongoing Transfer. Thereafter following the initial transfer set forth in Section 2.6.1, Sorrento shall, subject to applicable Laws regarding the export (including re-export) or import of certain information, materials or services, as soon as commercially reasonably deliver to Servier all information and documents, specifically relating to any Sorrento Contributions as may become Controlled and possessed by Sorrento. For the avoidance of doubt, the foregoing shall not obligate Sorrento to attempt to obtain additional right or license from any Third Party for Servier’s exercise of its rights under this Agreement.

Section 2.7 Right of First Negotiation for ROFN Products. If at any time during the Term, Sorrento intends to start a process to sell, transfer, or grant any rights to a Third Party with respect to Sorrento’s anti-PD-1 or the mutually agreed upon clones for the following immune checkpoint inhibitors: * and any other immune checkpoint inhibitors specifically agreed upon by the Parties through the Coordination Committee and in the R&D Agreement (“ROFN Products”) or receives a written offer from a Third Party to enter into negotiations for the sale, transfer, or grant of any rights to an ROFN Product, then, in each case, Sorrento shall provide Servier with a written notice prior to commencing such processes or responding to such offer, as applicable (the “ROFN Notice”).

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

If Servier notifies Sorrento of its interest to license such ROFN Product following receipt of the ROFN Notice (“ROFN Election Notice”), Sorrento and Servier shall enter into good faith negotiations on an exclusive basis for a period of ninety (90) days to attempt to negotiate a ROFN Product Agreement for such ROFN Product. If either Servier does not provide such written notice within ten (10) days or the Parties fail execute a ROFN Product Agreement for such ROFN Product within ninety (90) days of the ROFN Election Notice, then Sorrento shall be free to enter into a partnering agreement with a Third Party and otherwise shall have no further obligation to Servier.

Section 2.8 Restrictions; No Other Licenses. Notwithstanding anything to the contrary in this Agreement or otherwise, the license granted to Servier under this Agreement is solely as specifically set forth in Section 2.1 and specifically excludes the Intellectual Property Rights and Know How covering: (a) the Linker Technology by itself and any other antibody, product or other item or material linked to, combined with or included in the Additional Anti-PD-1 Product and (b) * including any other portion of any antibody, product or other item or material linked to, combined with or included in the Derivative Antibody or Derivative Product. In addition, neither Party grants to the other Party any rights, licenses or covenants in or to any Intellectual Property Rights, whether by implication, estoppel, vicariously, indirectly or otherwise, other than the license rights that are specifically and expressly granted under this Agreement. All rights not specifically and expressly granted by a licensing party under this Agreement are reserved by such licensing party and may be used or practiced by such licensing party for any purpose.

ARTICLE 3.        GOVERNANCE

Section 3.1 Governance; Committees.

3.1.1 Coordination Committee. Within thirty (30) days following the Effective Date, Sorrento and Servier shall establish a Coordination Committee (“Coordination Committee” or “CC”) to serve as a forum of exchange of information with respect to the Development and Commercialization of the Initial Products.

3.1.2 Scientific Committee. If the Parties enter into a R&D Agreement, they may establish a scientific committee to oversee the activities under such R&D Agreement (“Scientific Committee” or “SC”).

Section 3.2 Committee Membership. The CC and SC (each, a “Committee”) shall each be composed of an equal number of representatives from each of Sorrento and Servier selected by such Party. Unless the Parties otherwise agree, the exact number of representatives for each of Sorrento and Servier shall be three (3) representatives. Either Party may replace its respective Committee representatives at any time with prior written notice to the other Party.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Section 3.3 Committee Meetings. The CC shall meet at least twice each Calendar Year or more or less often as otherwise agreed to by the Parties. The SC shall meet at the periodicity set forth in the applicable R&D Agreement. All Committee meetings may be conducted by telephone, video-conference or in person as determined by the applicable Committee. Each Party shall bear its own personnel and travel costs and expenses relating to Committee meetings. With the consent of the Parties (not to be withheld unreasonably), other employee representatives of the Parties may attend any Committee meeting as non-voting observers.

Section 3.4 Limitation on Committee Responsibility. Unless otherwise agreed in any R&D Agreement with respect to the Development of any Additional Anti-PD-1 Product, the Committees shall not have any responsibility or authority, and shall not have any oversight or other rights, with respect to the Products, including further Development, use, manufacture, regulatory filings, other regulatory matters and Commercialization.

Section 3.5 Alliance Managers. Within thirty (30) days following the Effective Date, each Party shall appoint an individual to act as alliance manager for such Party (each, an “Alliance Manager”). Each Alliance Manager shall be a representative of the applicable Party on the CC. The Alliance Managers shall coordinate all contacts between the Parties regarding the activities contemplated by this Agreement, shall facilitate all such activities hereunder, and shall be responsible for progressing the alliance activities, otherwise facilitating communication and being the first line of dispute resolution. The Alliance Managers shall attend all meetings of the CC and shall be responsible for assisting the CC in performing its oversight responsibilities. The name and contact information for each Party’s Alliance Manager, as well as any replacement(s) chosen by such Party, in its sole discretion, from time to time. Each Party shall provide its Alliance Manager with sufficient resources for the Alliance Manager to perform his or her role under this Agreement.

Section 3.6 Scope of Governance. Notwithstanding the creation of the Committees, each Party shall retain the rights, powers and discretion granted to it hereunder, and no Committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. No Committee shall have the power to amend or modify this Agreement, and no decision of any Committee shall be in contravention of any terms and conditions of this Agreement. The Alliance Managers shall not have any rights, powers or discretion except as expressly granted to the Alliance Managers hereunder and in no event shall the Alliance Managers have any right or power to modify or amend this Agreement. It is understood and agreed that issues to be formally decided by any of the Committees are only those specific issues that are expressly provided in this Agreement to be decided by such Committee.

ARTICLE 4.        DEVELOPMENT

Section 4.1 Development Activities. Servier shall control, at its sole cost and expense, the Development of the Initial Product and shall regularly inform Sorrento of the status of such Development through the CC or otherwise.

Section 4.2 Diligence. Servier shall, itself or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Develop at least one Product in the Field.

Section 4.3 Sorrento’s Assistance. Sorrento shall provide reasonable assistance to Servier with respect to the use of the Linker Technology to enable the Development of Servier Additional Anti-PD-1 Products pursuant to the R&D Agreement and *. Sorrento shall provide reasonable assistance to Servier with respect to the Development of Sorrento Additional Anti-PD-1 Products in accordance with the applicable R&D Agreement.

ARTICLE 5.        REGULATORY MATTERS

Section 5.1 Regulatory Filings.

5.1.1 Responsibility. Following the Effective Date, and subject to Sorrento’s assistance obligation pursuant to Section 5.2, Servier shall control, at its sole cost and expense, the preparation and filing all necessary Regulatory Materials for the Products with Competent Authorities.

5.1.2 Ownership. Subject to Sorrento’s ownership in and to the Sorrento Know-How, Servier shall own all Regulatory Materials and all correspondence with Competent Authorities for the Product in the Territory and Servier shall own and be the license holder for all Marketing Approvals, pricing and reimbursement approvals for the Product.

Section 5.2 Cooperation. Sorrento will, at its sole cost and expense, use commercially reasonable efforts to cooperate with Servier in providing technical regulatory expertise for assistance in developing the submission strategy for filing Regulatory Materials and defining technical content and will provide commercially reasonable support to Servier to ensure timely filing of Regulatory Materials, in each case for each Product Developed under this Agreement. In particular, no later than *, Sorrento shall provide to Servier the IMPD/IND quality part of the CMC documentation as needed for Servier to file the IND/IMPD for the Initial Product. Additionally, Sorrento shall use commercially reasonable efforts to provide to Servier, as promptly as practicable following Servier’s reasonable request, such reasonable assistance, cooperation and input (including documents and data) Servier deems reasonably necessary for Servier to prepare Regulatory Materials and obtain Regulatory Approvals, including Marketing Approvals, pricing and reimbursement approvals, together with any post-Marketing Approval or post-reimbursement approval regulatory filings, in each case with respect to such Product.

ARTICLE 6.        MANUFACTURING AND SUPPLY

Section 6.1 Manufacturing Roles. The Parties shall have responsibility for the following activities with respect to Manufacturing for the Products:

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

6.1.1 Prior to Technology Transfer. Until the Technology Transfer as set forth in Section 6.1.2, Sorrento shall have Manufactured and supplied to Servier the mutually agreed upon quantity of pre-clinical samples of the Initial Product for the IND/IMPD submissions as set forth in Section 6.2.1, for Development pursuant to this Agreement.

6.1.2 Technology Transfer. Upon Servier’s reasonable request, Sorrento shall transfer to Servier its agreement with * and its other CMOs, as applicable, for the Manufacturing of the Product. In addition, upon Servier’s reasonable request, Sorrento shall, and shall cause its Third Party subcontractors to, perform a technology transfer (including reasonable technical assistance) of the manufacturing process(es) owned or Controlled by Sorrento and in Sorrento’s or such Third Party subcontractors’ possession for the Initial Product (and the Sorrento Contribution portion of Additional Anti-PD1 Products, if developed pursuant to an R&D Agreement) to Servier or its Third Party subcontractor in accordance with the technology transfer provisions set forth in this Agreement (the “Technology Transfer”). Sorrento will issue an invoice for the Technology Transfer and Servier shall pay the invoiced price pursuant to Section 8.9 in accordance with a budget to be agreed upon prior to the initiation of the Technology Transfer.

6.1.3 Following Technology Transfer. At the conclusion of the Technology Transfer, Servier shall be solely responsible for and have sole control, in each case by itself or through one or more CMOs, of the Manufacture and supply of the Products, at Servier’s sole cost and expense.

Section 6.2 Supply Obligations and Quality Agreement.

6.2.1 Supply Obligation. Sorrento shall supply Servier with the quantity of pre-clinical samples of the Initial Products for IND/IMPD submissions as set forth in Schedule 6.2.1(a) that meet the quality requirement described in such Schedule by July 15, 2016, and shall deliver a certificate of analysis within acceptability ranges defined by the qualification methods and pursuant to the requirements set forth in Schedule 6.2.1(a), which certificate shall be duly signed by Sorrento and in a form reasonably acceptable by Servier’s quality assurance by October 15, 2016, provided that, Sorrento shall not be liable for any delay if such delay is caused by Servier’s failure to accept or delay in accepting the certificate of analysis pursuant to the foregoing requirements (such pre-clinical quantities and certificate, collectively, the “Sorrento Deliverables”). If Servier so requests, the Parties shall negotiate in good faith a supply agreement within sixty (60) days of such request (the “Supply Agreement”) pursuant to which, for a transition period mutually agreed upon by the Parties, Sorrento will use commercially reasonable efforts to timely deliver to Servier agreed upon quantities of Initial Product for clinical use pursuant to the terms and conditions to be set forth in such Supply Agreement. Sorrento will invoice and Servier shall pay the invoiced price for the quantities of the preclinical samples of the Initial Products specified in Schedule 6.2.1(a) subject to a mutually agreed upon predetermined budget as set forth in Schedule 6.2.1(a), pursuant to Section 8.9 of this Agreement. For clarification, the price specified in Schedule 6.2.1(a) applies only to the materials for the toxicology study specified in Schedule 6.2.1(a) and does not include the overall costs for the entire batch. Sorrento will provide Servier with separate quotations for the cost of stability studies and reference standard characterization, and the Parties will enter into a separate agreement related to the stability program and reference standard characterizations.

For clarification, any supply of clinical samples of the Initial Products shall be in the amount, on the timing and the cost mutually agreed between the Parties pursuant to the Supply Agreement, provided that Servier shall assume Sorrento’s obligations under a license agreement with *, which are set forth in Schedule 6.2.1(b), or alternatively, Servier shall enter into its own arrangement with *.

6.2.2 Quality Agreement. In the event that the Parties enter into a Supply Agreement, Servier shall enter into a separate agreement with Sorrento or its CMO covering the quality control, quality assurance and validation of any Product delivered under the appropriate supply agreement (the “Quality Agreement”). The Quality Agreement may be updated as required, independent of this Agreement. The Quality Agreement shall contain customary terms and conditions that are consistent with this Agreement, and shall set forth the respective requirements, roles and responsibilities of the Parties.

ARTICLE 7.        COMMERCIALIZATION

Section 7.1 General. Servier be solely responsible for and have sole control of all aspects of the Commercialization of the Products in the Territory, including planning and implementation, distribution, booking of sales, pricing, reimbursement and costs.

Section 7.2 Diligence. Servier shall itself, or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Commercialize at least one Product in the Field.

ARTICLE 8.        PAYMENTS AND MILESTONES

Section 8.1 Upfront Fee. In consideration for the rights granted under this Agreement, Servier shall pay Sorrento a one-time, non-refundable and non-creditable lump sum payment of: (a) Twenty-Five Million Euros (EUR 25,000,000€), within ten (10) days of the Effective Date and receipt of the corresponding invoice from Sorrento and (b) * (EUR *€) within ten (10) days of the first IND/IMPD submission by Servier, if any, and receipt of the corresponding invoice from Sorrento.

Section 8.2 Development and Regulatory Milestones. Subject to Section 8.8, in consideration for the rights granted under this Agreement, in each case upon initial achievement of the applicable milestone with respect to Clinical Studies conducted by or on behalf of Servier or its Sublicensees for the Initial Product or Regulatory Filings made by or on behalf of Servier or its Sublicensees for the Initial Product, Servier will pay Sorrento the one-time, non-refundable and non-creditable lump sum payments set forth below (each, a “Development Milestone”).

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

8.2.1 In *

Development Milestone Event	Milestone Payment Amount

First patient/first visit (“FPFV”) in the first * Clinical Study of the Initial Product, provided that, if Sorrento fails to deliver the conforming Sorrento Deliverables by the applicable timelines set forth in Section 6.2.1, the milestone payment amount in the right column will be reduced by EUR * per each week of delay. Such reduction in payment by such amount shall be Servier’s sole and exclusive remedy for Sorrento’s failure to deliver the conforming Sorrento Deliverables by the applicable timelines specified in Section 6.2.1 for the delay period corresponding to the amount of reduction and, thereafter, for any remaining portion of the period which is equal to * months from the applicable timelines specified in Section 6.2.1, and shall be without prejudice of other available remedies for an aggregate delay in excess of such * month period.

EUR* €

8.2.2 Association in *

Development Milestone Event	Milestone Payment Amount
FPFV for the first * Clinical Study associating the Initial Product with an Associated Compound in *.	EUR*€
FPFV for the first * Clinical Study associating the Initial Product with any given Associated Compound in *.	EUR*€
Upon the first Marketing Approval by the * of the Initial Product associated with any given Associated Compound in *.	EUR*€
Upon the first Marketing Approval by the * of the Initial Product associated with any given Associated Compound in *.	EUR*€

8.2.3 Association in *

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Development Milestone Event	Milestone Payment Amount
FPFV for the first * Clinical Study associating the Initial Product with an Associated Compound in*.	EUR*€
FPFV for the first * Clinical Study associating the Initial Product with any given Associated Compound in solid tumors.*	EUR*€
Upon the first Marketing Approval by the * of the Initial Product associated with any given Associated Compound in *.	EUR*€
Upon the first Marketing Approval by the * of the Initial Product associated with any given Associated Compound in*.	EUR*€

8.2.4 Association in the Field outside * and *

Development Milestone Event	Milestone Payment Amount
FPFV for the first * Clinical Study associating the Initial Product with an Associated Compound in the Field, outside * and *.	EUR*€
FPFV for the first * Clinical Study associating the Initial Product with any given Associated Compound in the Field, outside * and *.	EUR*€
Upon the first Marketing Approval by the * of the Initial Product associating the Initial Product with any given Associated Compound in the Field, outside * and *.	EUR*€
Upon the first Marketing Approval by the * of the Initial Product associating the Initial Product with any given Associated Compound in the Field, outside * and *.	EUR*€

For clarity: (a) the milestone corresponding to the FPFV for the first * Clinical Study associating the Initial Product with an Associated Compound will be payable by Servier only once in *, once in * and once in indications other than in * and *, irrespective of the number of Associated Compounds associated with the Initial Product and irrespective of the number of indications sought and approved and (b) the other milestones relating to the association of the Initial Product with an Associated Compound will be payable by Servier for each Associated Compound, but only once in *, once in * and once in indications other than in * and *, irrespective of the number of indications sought and approved for such combination.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Section 8.3 Sales Milestones. Subject to Section 8.8, as partial consideration for the rights granted hereunder, Servier shall make the non-refundable, non-creditable, one-time sales milestone payments to Sorrento based upon achievement of the first instance of cumulative Net Sales of the Initial Product in the Territory over a Calendar Year as set forth below (each, a “Sales Milestone”).

Net Sales Milestone of the Initial Product over a Calendar Year	Milestone payment (in €)
€*	€*
€*	€*
€*	€*
€*	€*
€*	€*
€*	€*
€*	€*
€*	€*

Section 8.4 Royalties. Subject to Section 8.8 as partial consideration for the rights granted hereunder, Servier shall pay Sorrento royalties equal to the following percentages of Royalty Bearing Net Sales of the Initial Product over a Calendar Year, subject to adjustment as set forth in Section 8.5 (“Royalties”):

Royalty Bearing Net Sales of the Initial Product over a Calendar Year	Royalty Rate
For the portion that is less than or equal to €*	*	%
For the portion that is greater than €* but less than or equal to €*	*	%
For the portion that is greater than €* but less than or equal to €*	*	%
For the portion that is greater than €* but less than or equal to €*	*	%
For the portion that is greater than €* but less than or equal to €*	*	%
For the portion that is greater than €* but less than or equal to (€*	*	%
For the portion that is greater than €*	*	%

Section 8.5 Royalty Adjustments.

8.5.1 Biosimilar Drug Competition. Notwithstanding the foregoing, as soon as there is any Biosimilar version of a Product commercialized in any given country, the Royalties payable to Sorrento for such Product in such country shall be reduced by * percent (*%) of the amount otherwise payable hereunder, provided that, in such case, no further Royalties shall be due for such Product after ten (10) years from the First Commercial Sale of the Product in such country. Further, if total sales of any Biosimilar of a Product in any country reaches more than * percent (*%) of the total sales in such country, then, no further Royalties shall be due for such Product in such country.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

8.5.2 Third Party Licenses. If it is reasonably necessary for Servier (including as evidenced by an opinion of internationally recognized outside counsel) to license one or more Patent Rights from one or more Third Parties in order to Develop, Manufacture, Commercialize or use any Product, whether directly or through any Affiliate or Sublicensee, in the Territory, then Servier may negotiate and obtain a license under such Patent Right(s) (each such Third Party license referred to herein as a “Third Party License”). Without prejudice to the provisions of Section 11.2 and Section 12.1, if any payments are due to a Third Party pursuant to a Third Party License or in the context of proceedings brought by any Third Party alleging that one or more Patent Rights of such Third Party is infringed by the Development, Manufacture, Commercialization or use any Product, then Servier may deduct such payment(s) from the Royalties associated to such Product otherwise payable under Section 8.4, *.

8.5.3 For the avoidance of doubt, Sorrento shall be solely responsible for all license payments, milestones and royalties owed by Sorrento to a Third Party with respect to any Sorrento Contribution pursuant to a license agreement with a Third Party, on Intellectual Property Rights or Know How that is owned or licensed by Sorrento relating to any Sorrento Contribution on or prior to the Effective Date, provided that, notwithstanding the foregoing and except with respect to the Sorrento Deliverables, Sorrento shall not be responsible for any additional license payments, milestones and royalties to * for Servier’s exercise of its rights under this Agreement.

Section 8.6 Additional Anti-PD-1 Products. In the event that Servier elects to Develop and Commercialize any Additional Anti-PD-1 Products, Servier shall make the following payments to Sorrento, in lieu of its payments to Sorrento pursuant to Section 8.2 and Section 8.3 above, in consideration of the rights granted to it under this Agreement.

8.6.1 Servier Additional Anti-PD-1 Products.

8.6.1.(a) Development and Regulatory Milestones. Upon initial achievement of the applicable Development Milestone Events set forth in the table of Section 8.2 for the first Servier Additional Anti-PD-1 Product, Servier will pay Sorrento non-refundable and non-creditable payments equal to * percent (*%) of the applicable payment amounts set forth in Section 8.2. For clarity, such payments shall be made only once irrespective of the number of Servier Additional Anti-PD-1 Products that are developed and only to the extent they have not been paid for the Initial Product.

8.6.1.(b) Sales Milestones. For each Servier Additional Anti-PD-1 Product Developed under this Agreement, Servier shall pay Sorrento non-refundable and non-creditable payments in an amount equal to those set forth in Section 8.3 upon the achievement of the milestones set forth therein on a Servier Additional Anti-PD-1 Product-by- Servier Additional Anti-PD-1 Product basis.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

8.6.1.(c) Royalties. For each Servier Additional Anti-PD-1 Product Developed under this Agreement, Servier shall pay Sorrento the royalty amounts set forth in Section 8.4 on Royalty Bearing Net Sales of such Servier Additional Anti-PD-1 Product.

8.6.2 Sorrento Additional Anti-PD-1 Products.

8.6.2.(a) Development and Regulatory Milestones. Upon achievement of the applicable Development Milestone Events set forth in the table of Section 8.2 for any Sorrento Additional Anti-PD-1 Product, Servier will pay Sorrento non-refundable and non-creditable payments equal to the applicable payment amounts set forth in Section 8.2, provided, however, that such payments shall be due only if Sorrento has borne the costs of characterizing any Antibody Controlled by Sorrento that may be included in any such Sorrento Additional Anti-PD-1 Product and performing the studies needed for the IND, which studies are substantially similar to the studies conducted by Sorrento for the Initial Antibody.

8.6.2.(b) Sales Milestones. For each Sorrento Additional Anti-PD-1 Product Developed under this Agreement, Servier shall pay Sorrento non-refundable and non-creditable payments in an amount equal to those set forth in Section 8.3 upon the achievement of the milestones set forth therein on a Sorrento Additional Anti-PD-1 Product-by- Sorrento Additional Anti-PD-1 Product basis.

8.6.2.(c) Royalties. For each Sorrento Additional Anti-PD-1 Product Developed under this Agreement, Servier shall pay Sorrento the royalty amounts set forth in Section 8.4 on the Royalty Bearing Net Sales of such Sorrento Additional Anti-PD-1 Product.

Section 8.7 Payments for Derivative Products. For each Derivative Product developed under this Agreement and Covered by a Valid Claim of a Sorrento Patent Right, Servier shall pay Sorrento an amount equal to *.

Section 8.8 Sublicensing Revenues. In the event that Servier sublicenses its rights under this Agreement to a Third Party to Commercialize the Initial Product and any Additional Anti-PD-1 Products in countries other than the United States, Servier will be subject to the payment obligations set forth in Section 8.2, Section 8.3 and Section 8.4. In the event Servier sublicenses its rights under this Agreement for the Initial Product or any Additional Anti-PD-1 Products to a Third Party to Commercialize such products in the United States (the “US Sublicense”), then, in lieu of the payment obligations set forth in Section 8.2, Section 8.3 and Section 8.4, Sevier shall pay Sorrento as follows:

8.8.1 If such US Sublicense is entered into before Phase 1 Data (as defined below) is generated, Servier will pay Sorrento * percent (*%) of the Sublicensing Revenues, if and when received by Servier in accordance with the terms set forth in the US Sublicense; and

8.8.2 If such US Sublicense is entered into with no additional clinical data other than the Data arising out of the Phase 1 Clinical Trial of the Initial Product in * (the “Phase 1 Data”), Servier will pay Sorrento * percent (*%) of the Sublicensing Revenues, if

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

and when received by Servier in accordance with the terms set forth in the US Sublicense

8.8.2 If such US Sublicense is entered into with additional clinical data beyond the Phase 1 Data, Servier will pay Sorrento * percent (*%) of the Sublicensing Revenues if and when received by Servier in accordance with the terms set forth in the US Sublicense.

For the avoidance of doubt, if a US Sublicense with respect to the Initial Product or any Additional Anti-PD-1 Products is entered into, (a) no regulatory milestone payment set forth in Section 8.2 shall be due with respect to any Marketing Approval of such Product by the FDA, (b) no sale milestones or royalty set forth in Section 8.3 and Section 8.4 shall be due with respect to Net Sales of such Product generated in the United States, and (c) the Net Sales of such Product generated in the United States shall not be included in the calculation of the milestone and royalty payments based on Net Sales set forth in Section 8.3 and Section 8.4.

Section 8.9 Payment Terms

8.9.1 Payment. All payments made by Servier pursuant to this ARTICLE 8 shall be made in immediately available funds by wire transfer to such bank and account of Sorrento as may be designated from time to time by Sorrento.

8.9.2 Terms. Except as otherwise set forth herein, all other payments due hereunder will be paid within forty-five (45) days following receipt of an invoice requesting such payment.

8.9.3 Invoices. All invoices provided to Servier hereunder should include Sorrento’s bank details, the contact name for issue resolution and will be marked for the attention of the Alliance Manager.

8.9.4 Late Payment. Interest shall accrue on any late payment of fees owed to Sorrento not made on the date such payment is due, at an annual interest rate equal to the lesser of (a) the Euribor one month with respect to payments in Euros or (b) the highest rate permissible by Law, with such interest accruing from the date the payment was originally due to Sorrento.

8.9.5 Taxes and Withholding. All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as set forth in this Section 8.9.5. The Parties agree to cooperate with one another and use reasonable efforts to minimize under applicable Law obligations for any and all income or other taxes required by applicable Law to be withheld or deducted from any of the royalty and other payments made by or on behalf of a Party hereunder (“Withholding Taxes”). The applicable paying Party under this Agreement (the “Paying Party”) shall, if required by applicable Law, deduct from any amounts that it is required to pay to the recipient Party hereunder (the “Payee Party”) an amount equal to such Withholding Taxes. Such Withholding Taxes shall be paid to the proper taxing authority for the Payee Party’s account and, if available, evidence of such payment shall be secured and sent to Payee Party within thirty (30) days of such payment.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

The Paying Party shall, at the Payee Party’s sole cost and expense, as mutually agreed by the Parties, do all such lawful acts and things and sign all such lawful deeds and documents as the Payee Party may reasonably request to enable the Paying Party to avail itself of any applicable legal provision or any double taxation treaties with the goal of paying the sums due to the Payee Party hereunder without deducting any Withholding Taxes.

8.9.6 Conversions. With respect to amounts required to be converted into another currency for calculation of the Net Sales amount, the milestones and the Royalty payments, such amount shall be converted using a rate of exchange which corresponds to the average quarterly rate published by the European Central Bank as used by Servier for conversion between the relative currencies for its reporting period in its books and records that are maintained in accordance with Accounting Standards, as applicable, for its external reporting.

Section 8.10 Reports and Audits.

8.10.1 Sales Payment Reports. After the First Commercial Sale by the Seller of a Product requiring the payments due to Sorrento pursuant to Section 8.3 or Section 8.4 and ending, on a Product-by-Product basis, following the last to expire Royalty Term with respect to such Product, Servier shall send to Sorrento a written report within thirty (30) days following the beginning of each Calendar Quarter. Such report shall state, for the previous Calendar Quarter the description of each Product sold, by country, the corresponding Net Sales and the calculation of any milestones fees and Royalties due.

8.10.2 Records; Inspection. Each Party shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of each Party, as the case may be, for at least three (3) years following the end of the six (6) month period to which they pertain. Each Party (the “Audited Party”) shall make such account and records available, on reasonable notice sent by the other Party (the “Auditing Party”), for inspection during business hours, with not less than thirty (30) Business Days’ advance written notice, by an independent auditor nominated by such and reasonably acceptable for the Audited Party, for the purpose of verifying the accuracy of any statement or report given by the Audited Party. Such auditor shall advise the Parties simultaneously promptly upon its completion of its audit whether or not the payments due hereunder have been accurately recorded, calculated and reported, and, if not, then the amount of such discrepancy. A Party’s financial records with respect to a given period of time shall only be subject to one (1) audit, except in the case of fraud. The Auditing Party’s right to perform an audit pertaining to any Calendar Year shall expire three (3) years after the end of such Calendar Year. The auditor shall be required to keep confidential all information learnt during any such inspection, and to disclose to the Auditing Party only such details as may be necessary to report the accuracy of the Audited Party’s statement or report. The Auditing Party shall be responsible for the auditor’s costs, unless the auditor certifies that there was a variation or error producing an increase exceeding five percent (5%) of the royalty amount stated for any period covered by the inspection, then all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid promptly by the Audited Party.

Section 8.11 No Guarantee of Success. Servier makes no representation, warranty or covenant, either express or implied, that (a) it will successfully Develop, Manufacture,

Commercialize or continue to Develop, Manufacture or Commercialize any Product in any country, or (b) if Commercialized, that any Product will achieve any particular sales level, whether in any individual country or cumulatively throughout the Territory.

ARTICLE 9.        INTELLECTUAL PROPERTY AND PATENT RIGHTS

Section 9.1 Ownership.

9.1.1 Background IP. With respect to all Know-How and Intellectual Property Rights Controlled by a Party prior to the Effective Date or developed separate and apart from this Agreement (“Background IP”), as between the Parties, such Background IP shall be deemed owned by the Party Controlling such Know-How and Intellectual Property Rights.

9.1.2 Inventions. Subject to the provisions of the subsequent sentence, any invention invented or Know How generated solely by employees, agents, or independent contractors of a Party or its Affiliates in the course of performing activities under this Agreement, together with all Intellectual Property Rights therein, shall be owned by such Party (“Sole Invention”). Any invention made or Know How (a) generated jointly by at least one (1) employee, agent, or independent contractor of each Party or such Party’s Affiliate in the course of performing activities under this Agreement or (b) invented or generated solely by employees, agents, or independent contractors of a Party or its Affiliates in the course of performing activities under this Agreement or an R&D Agreement but financed by the other Party pursuant to this Agreement or an R&D Agreement (except as and to the extent otherwise provided in the applicable R&D Agreement), together with all Intellectual Property Rights therein (“Joint Inventions”, and all Patents covering such Joint Inventions, hereinafter, “Joint Patents” and any other Intellectual Property Rights (excluding Trademarks) in and to such Joint Inventions, hereinafter “Joint Other Intellectual Property Rights”), shall be owned jointly by the Parties in accordance with joint ownership interests of co-inventors or their respective contributions. Each Party shall promptly disclose to the other Party in writing any inventions and any written invention disclosures, or other similar documents, submitted to it by its employees, agents, or independent contractors describing each and every invention that may be either a Sole Invention or a Joint Invention, and all Know-How relating to such invention.

9.1.3 Joint IP. Subject to and except as otherwise provided in this Agreement including with respect to the exclusive licenses granted to Servier hereunder with respect to the Products and the non-compete obligation in Section 11.6, each Party shall have the right to freely sell, assign, license, encumber and otherwise exploit Joint Inventions, Joint Patents and Joint Other Intellectual Property Rights without notice or accounting to the other Party.

Section 9.2 Patent Right Prosecution.

9.2.1 Patent Committee. Within fifteen (15) days of the Effective Date, the Parties shall establish a patent committee comprised of an equal number of representatives of Sorrento and Servier (the “Patent Committee”). The Patent Committee shall define the proposed strategy, review and validate the proposed claims and review all significant matters relating to the prosecution and defense of the Sorrento Contribution Patent Rights, and Joint Patents relating to the Sorrento Contributions. In addition, the Parties acknowledge and agree that *. This strategy shall be handled in close coordination with Servier through the Patent Committee. Sorrento shall have the final decision making with respect to the Sorrento Contribution Patent Rights including the Sorrento Anti-PD-1 Patent Rights as long as it is established that such decision does not adversely impact Servier’s rights under this Agreement and, unless otherwise agreed in the relevant R&D Agreement, Servier shall have the final decision making with respect to the Joint Patent Rights as long as it is established that such decision does not adversely impact Sorrento’s rights under this Agreement including Section 13.4.1(e).

9.2.2 Sorrento Patent Rights. Except as and to the extent expressly and specifically provided in this ARTICLE 9, Sorrento shall have the right and authority to control the preparation, filing, prosecution and maintenance of the Sorrento Patent Rights on a worldwide basis in its sole discretion and control. Sorrento shall be responsible, at its sole cost and expense, for filing, prosecuting and maintaining all such Sorrento Patent Rights on a worldwide basis.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

9.2.2.(a) Sorrento Contribution Patent Rights. Sorrento shall provide Servier with a copy of all material communications from patent authorities in the Territory regarding the Sorrento Contribution Patent Rights, and shall provide drafts of any material filings or responses to be made to such patent authorities with respect to such Sorrento Contribution Patent Rights in a timely manner and shall take into account any reasonable comments from Servier, provided that Sorrento shall follow Servier’s reasonable instructions with respect to the opt-out procedure for Unitary/European patents, and Servier’s reasonable instructions with respect to the order of review of the claims by the patent offices as applicable, the correction of any possible issue identified by Servier from time to time and the territories. Notwithstanding the foregoing, if Sorrento determines in its sole discretion to abandon or not maintain any Sorrento Contribution Patent Rights, Sorrento shall provide Servier with at least forty-five (45) days prior written notice of such determination and, if Servier so requests, shall provide Servier with the opportunity to prosecute and maintain such Sorrento Contribution Patent Rights in the name of Servier, at Servier’s sole cost and expense; in which case, such Patent shall be assigned to Servier and shall cease to be a Sorrento Patent Right.

9.2.3 Servier Patent Rights. Subject to Section 9.2.1 above, Servier shall have the right and authority to control the preparation, filing, prosecution and maintenance of the Servier Patent Rights on a worldwide basis in its sole discretion and shall be responsible, at its sole cost and expense, for filing, prosecuting and maintaining all such Servier Patent Rights.

9.2.4 Joint Patents. In the event the Parties conceive or generate any Joint Patents, Servier shall be responsible for such filing, prosecution and enforcement of Joint Patents to the extent they are specifically related to the Initial Products and, unless otherwise agreed in the relevant R&D Agreement, the Additional Anti-PD1 Products. If the Joint Patents are not specifically related to the Initial Products and, unless otherwise agreed in the relevant R&D Agreement, the Additional Anti-PD1 Products, the Patent Committee will promptly meet to discuss whether to seek patent protection thereon and if patent applications are to be filed, the Parties’ rights and responsibilities regarding filing, prosecution and enforcement. All costs and expenses of filing, prosecuting and maintaining a Joint Patent shall be shared equally by the Parties. The Party that prosecutes a given Joint Patent (the “Prosecuting Party”) shall provide the other Party the opportunity to review and comment on any and all such prosecution efforts regarding the applicable Joint Patent, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts; provided that the Prosecuting Party shall have final control over such prosecution efforts after reasonably considering the other Party’s comments, if any in good faith. The Prosecuting Party shall provide the other Party with a copy of all material communications from any Patent authority in the applicable jurisdictions regarding the Joint Patent being prosecuted by such Party, and shall provide drafts of any material filings or responses to be made to such Patent authorities a reasonable amount of time, but in no event less than forty (40) days, in advance of submitting such filings or responses. In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with any duty of candor or duty of disclosure requirements of any Patent authority.

9.2.5 Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts described above in this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

Section 9.3 Patent Term Extensions. Servier will have the sole right but not the obligation to apply for and obtain any patent term extension, supplementary protection certificates or similar extension of rights, for any Sorrento Contribution Patent Rights and any Joint Patents specifically related to the Sorrento Contributions, provided that Servier will consult with Sorrento before applying for or obtaining any such extensions with respect to any Sorrento Contribution Patent Rights and any Joint Patents specifically related to the Sorrento Contributions. Sorrento will provide reasonable assistance in connection with obtaining any such extensions including, to the extent reasonably and legally required in a particular country or region, making available a copy of the necessary documentation to enable Servier to obtain the extension in such country.

Section 9.4 Intellectual Property Litigation. Except as and to the extent expressly provided in this Section 9.4, Sorrento shall have the right, but not the obligation, to bring or defend an infringement action with respect to Sorrento Patent Rights at its own expense, in its own name and entirely under its sole discretion and control.

9.4.1 Notice and Cooperation. Sorrento shall promptly notify Servier, to the extent Sorrento becomes aware (a) of any suspected or threatened infringement of any Sorrento Contribution Patent Rights (including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions or of any declaratory judgment, or similar action alleging the invalidity, unenforceability or non-infringement of any Sorrento Contribution Patent Rights or any administrative challenge to any Sorrento Contribution Patent Rights under Chapters 31 and 32 of Title 35, USC or similar provisions in other jurisdictions alleging the unpatentability of any Intellectual Property) in the Field, (b) of any claim that the exercise of the rights granted hereunder under the Sorrento Contribution Patent Rights infringes any Intellectual Property Rights (excluding Trademarks) of a Third Party in the Field, (c) of any claims of alleged patent infringement with respect to the Development, Manufacture or Commercialization of the Sorrento Contributions in the Field and (d) of any suspected or actual misappropriation of the Sorrento Know-How required to be transferred to Servier under this Agreement in the Field (each, a “Third Party IP Claim”).

9.4.2 Servier’s First Right. Servier may in its sole discretion, but shall not be required to, bring legal action against any Third Party or defend a Third Party IP Claim, at its own cost and expense. Prior to bringing or defending a legal action, Servier shall discuss its intention with Sorrento (subject to Sorrento entering into a common interest agreement if requested by Servier and without disclosing any information that would compromise attorney-client privilege or similar privileges), and shall take Commercially Reasonable Efforts to consider Sorrento’s input in good faith. If Servier decides to bring or defend a legal action and Sorrento is required to join as a necessary party to such action and the Third Party brings a counterclaim against Sorrento, Servier shall defend, indemnify and hold harmless any Sorrento Indemnitees from and against any and all Damages to the extent incurred as a result of or arising out of any such counterclaim brought against one or more of Sorrento Indemnitees.

9.4.3 Sorrento’s Second Right. If Servier decides that it will not bring legal action or defend a Third Party IP Claim under Section 9.4.2, then it shall promptly notify Sorrento. Upon receipt of such notice of intent to decline action, Sorrento, may, but shall not be required to, bring legal action or defend against any an Exclusive Third Party IP Claim, in its own name and at its own cost, provided that Sorrento shall not be entitled to bring such action if in Servier’s reasonable judgment such action may adversely impact the Development or Commercialization of any Product.

9.4.4 Cooperation and Settlement. During the pendency of such action with respect to any Third Party IP Claim, at the other Party’s request, the Party responsible for defending or enforcing any such action (the “Responsible Party”) shall provide the other Party with all information reasonably requested regarding the status of such action (subject to the other Party entering into a common interest agreement if requested by the Responsible Party, and without disclosing any information that would compromise attorney-client privilege or similar privileges). All materials provided by the Responsible Party to the other Party shall be treated as the Responsible Party’s Confidential Information. In any action or defense initiated by the Responsible Party, the other Party shall be entitled to, and if legally required shall, join the action so long as the Responsible Party retains at all times the sole right to direct and control the action (including the choice of its own counsel). The other Party is entitled to be independently represented by counsel of its choice, at its expense. When either Party is bringing or defending an action with respect to any Third Party IP Claim, then (a) upon request by the Responsible Party, the other Party will assist in the defense against or enforcement of such action at the other Party’s costs, including if required or desirable to bring, maintain or prove damages in such action, furnishing a power of attorney, furnishing documents and information, cooperating in discovery, providing access to witnesses (including inventors) and executing all necessary documents as such Party may request, and (b) neither Party shall settle, consent to judgment or otherwise voluntarily dispose of the suit or action without the prior written consent of the other Party, which consent shall not be unreasonably delayed, conditioned, or withheld if such settlement, consent to judgment or other voluntary disposition does not impose any liability on the other Party (other than liability that is fully satisfied by the settling Party on behalf of the other Party) and does not impose any restrictions on the other Party.

9.4.5 Allocation of Proceeds. The proceeds recovered from any Third Party IP Claims described in this Section 9.4 shall be first allocated to the reimbursement of the reasonable attorneys’ fees and out-of-pocket costs incurred by the Party who exercises its enforcement rights with respect to the Third Party IP Claims under this Section 9.4 (excluding the Damages paid in accordance with the last sentence of Section 9.4.2). If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared between the Parties, with the Party who exercises its enforcement rights under this Section 9.4 and recovers damages retaining seventy percent (70%) and the other Party retaining thirty percent (30%) of such funds. The remaining portion of proceeds shall be allocated to Servier and treated as Royalty Bearing Net Sales for the payment of Royalty and Sales Milestones to Sorrento.

Section 9.5 Trademarks and Domain Names

9.5.1 Servier shall select one or more product trademarks (including backup trademarks) for the Products for use by Servier in the Territory (including backup trademarks) that are not confusingly similar to or otherwise infringes Sorrento’s Trademarks (the “Product Trademarks”). Servier (or its local Affiliates, as appropriate) shall own and retain all rights to Product Trademarks, together with all goodwill associated therewith, worldwide, and all e-brands, trade dress, service marks, domain names, designs and copyrights for the Product in the Territory.

9.5.2 Servier shall be responsible for filing and registering Product Trademarks at Servier’s expense and in its own name. Servier may, at its own discretion, select for the Product Trademark a trademark which was already filed or registered in Servier’s portfolio. Servier shall have the right but not the obligation to use a single global product trademark in the Territory. Servier shall have the right to affix any logo or trade name of its choice on the Product in the Territory.

9.5.3 Servier may also select domain names including or close to Product Trademarks. Servier shall be responsible for filing and registering these domain names at Servier’s expense and in its own name.

9.5.4 Sorrento does not have and shall not acquire any interest, title or right in any of the Product Trademarks or other Servier’s trademarks, trade dress, logos, trade names and designs. Sorrento shall not directly or indirectly seek through judicial or administrative process, to invalidate, oppose or challenge the validity, enforceability or scope of any Product Trademarks or other trade dress, logos, trade names and designs used in connection with The Products. During the term of this Agreement and thereafter, Sorrento undertakes not to take any actions and not to assist in any such actions to acquire any property rights in and to the Product Trademarks and any trade dress, logos, trade names, and designs used in connection with the Products, in particular not to register nor attempt to register in its name any trademark, trade name, trade or designs, identical or similar to the Product Trademarks and any trade dress, logos, trade names, and designs used in connection with the Products. Sorrento shall not register nor use directly or indirectly any domain name including a name identical to or similar to the Product Trademarks or Servier’s trade names.

9.5.5 Any and all use by Sorrento or its Affiliates of the Product Trademarks or and any trade dress, logos, trade names, and designs used in connection with the Products shall be submitted to Servier’s prior express written approval.

9.5.6 Sorrento shall maintain vigilance in the Territory and shall promptly notify Servier of any infringements or possible infringements of the Product Trademarks and any trade dress, logos, trade names, and designs used in connection with the Products of which it becomes aware.

9.5.7 Servier may, but shall not be required to, bring legal action against any such infringement or threatened infringement of which it is aware or which is brought to its attention by Sorrento or others. In bringing any such action, Servier shall act in its own name. Sorrento shall refrain from instituting any action against any such infringement of the Product Trademarks and any trade dress, logos, trade names, and designs used in connection with the Products.

ARTICLE 10.        CONFIDENTIAL INFORMATION

Section 10.1 Confidentiality. Except to the extent expressly authorized by this Agreement or agreed in writing by the Parties, during the Term and for a period of five (5) years after its termination or expiration, the Parties agree that the Receiving Party shall: (a) keep the Disclosing Party’s Confidential Information confidential; (b) not disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information; and (c) not use, or permit to be used, the

Disclosing Party’s Confidential Information for any purpose other than as expressly permitted under the terms of this Agreement.

Section 10.2 Authorized Disclosure. The Receiving Party shall only be entitled to disclose, on a need to know basis for the purpose of the performance of the Agreement, Confidential Information of the Disclosing Party to its directors, employees, Affiliates, consultants, advisors, Sublicensees (or potential Sublicensees solely to the extent necessary for the evaluation of a potential sublicense), or Third Party subcontractors (collectively the “Authorized Recipients”); provided that such Authorized Recipients are bound by confidentiality and restricted use obligations or professional standards of confidentiality with respect to such Confidential Information that are at least as stringent as those set forth in this Agreement. The Receiving Party shall be responsible towards the Disclosing Party for any breach by its Authorized Recipients of any such confidentiality and restricted use obligations.

Section 10.3 Disclosure to Third Parties. Notwithstanding the foregoing provisions of Section 10.1, each Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is reasonably necessary:

10.3.1 to Competent Authorities (a) to the extent desirable to obtain or maintain Regulatory Approvals for any Product within the Territory, and (b) in order to respond to inquiries, requests or investigations relating to Products or this Agreement;

10.3.2 in connection with filing or prosecuting Patent Rights or trademark rights, in each case relating to Products, as permitted by this Agreement;

10.3.3 in connection with prosecuting or defending litigation as permitted by this Agreement;

10.3.4 subject to the provisions of Section 10.8, in connection with or included in scientific presentations and publications relating to Products, including abstracts, posters, journal articles and the like, and posting results of and other information about clinical trials to clincialtrials.gov or similar websites; and

10.3.5 to the extent necessary in order to enforce its rights under this Agreement.

If a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to this Section 10.3, then the former Party shall, if available, use commercially reasonable effort to obtain a protective order, confidential treatment or other similar measures narrowing the scope of such use and public or other disclosure of such Confidential Information and otherwise take such measures to ensure confidential treatment of such information as is reasonably required. For clarification, any such limited disclosure shall not cause any such information to cease to be Confidential Information.

Section 10.4 Excluded Information. Notwithstanding Section 10.1, the Confidential Information of the Disclosing Party shall not include information or materials that:

10.4.1 at the time of disclosure to, or acquisition by, the Receiving Party or its Affiliates is generally available to the public, or after the time of disclosure or acquisition is generally available to the public through no wrongful act or omission of the Receiving Party or its Authorized Recipients in breach of this Agreement;

10.4.2 was in the lawful possession and at the free disposal of the Receiving Party prior to disclosure by the Disclosing Party, as evidenced by written records then in the possession of the Receiving Party;

10.4.3 is rightfully made available to the Receiving Party by Third Parties not bound by confidentiality or restricted use obligations; or

10.4.4 is independently discovered or developed by the Receiving Party without use of the Confidential Information of the Disclosing Party, as evidenced by written records then in the possession of the Receiving Party.

Section 10.5 Legally Required Disclosures. The obligations set forth in this ARTICLE 10 will not apply to Confidential Information of the Disclosing Party that is disclosed by the Receiving Party in order to comply with the requirements of applicable Law, provided that the Receiving Party shall to the extent possible give reasonable advance written notice of such disclosure to the Disclosing Party and will cooperate with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order, confidential treatment or other similar measures narrowing the scope of such use and public or other disclosure of such Confidential Information and otherwise taking such measures to ensure confidential treatment of such information as is reasonably required. Any such compelled disclosure will be to the minimum extent permissible as required by applicable Law. For clarification, any such limited disclosure shall not cause any such information to cease to be Confidential Information.

Section 10.6 Agreement Termination. Upon termination of this Agreement, at the Disclosing Party’s request, subject to Section 13.4.3 the Receiving Party will return or destroy all documents or other media containing Confidential Information of the Disclosing Party, provided however that the Receiving Party may retain one (1) copy for archival and compliance purposes, and as required by applicable Law or regulatory requirement.

Section 10.7 Remedies. The Parties agree that money damages may not be an adequate remedy if this ARTICLE 10 is breached and, therefore, either Party may, in addition to any other legal or equitable remedies, seek an injunction or other equitable relief against such breach or threatened breach without the necessity of posting any bond or surety.

Section 10.8 Scientific Publications or Communications. As between the Parties and except as otherwise agreed in an R&D Agreement, Servier and its designees shall have the exclusive right to make scientific publications or communications with respect to the Products, and to disclose Data in clinical trial registries.

ARTICLE 11.        REPRESENTATIONS, WARRANTIES & COVENANTS; NON-COMPETE

Section 11.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party, at the Effective Date, that:

11.1.1 such Party is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

11.1.2 this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof; and

11.1.3 the execution and delivery of this Agreement by such Party do not, and the performance of this Agreement by such Party, including the grant of rights to the other Party pursuant to this Agreement, will not: (a) conflict with, or result in any violation of or default under, any agreement, instrument or understanding, oral or written, to which it or any Affiliate is a party or by which it or any Affiliate is bound; (b) conflict with any rights granted by such Party to any other Third Party or breach any obligation that such Party has undertaken to any Third Party; or (c) violate any provision of any applicable Law.

Section 11.2 Representations and Warranties of Sorrento. Except as expressly and specifically listed in Schedule 11.2 with a reference to the representation against which such disclosure is made, or with respect to any items or matters Sorrento expressly and specifically disclosed to Servier, Sorrento hereby represents to Servier that, at the Effective Date:

11.2.1 Sorrento has the right to grant the rights granted to Servier under this Agreement, and no rights granted to Servier pursuant to this Agreement are in violation of any agreement between Sorrento or any of its Affiliates and any Third Party;

11.2.2 None of Sorrento or its Affiliates, or any Third Party acting by or on behalf of Sorrento or any of its Affiliates in connection with the research, development or manufacture of the Product has been debarred or is subject to debarment;

11.2.3 Sorrento is the owner of and Controls the Sorrento Contribution Patent Rights listed in Schedule 11.2.3 (a) (“Owned Sorrento Contribution Patent Rights”). Each of the Owned Sorrento Contribution Patent Rights has been filed in good faith, has been prosecuted in accordance with any applicable duty of candor and has been maintained in a manner consistent with Sorrento’s standard practice, in each case in each applicable jurisdiction in which such Sorrento Contribution Patent Rights have been filed, and no official final deadlines with respect to prosecution thereof have been missed and all applicable fees have been paid on or before the due date for payment;

11.2.4 All inventors of all Owned Sorrento Contribution Patent Rights have been identified as such in the filings with the relevant patent offices;

11.2.5 Sorrento does not Control other Patent Rights Covering Sorrento Contributions than the Owned Sorrento Contribution Patent Rights listed in Schedule 11.2.3;

11.2.6 Neither Sorrento nor any of its Affiliates has granted any right or license, or agreed to grant any right or license, to any Third Party other than * (the right of which are not conflicting with those granted to Servier under this Agreement), to any of Sorrento Contribution Patent Rights;

11.2.7 All of Sorrento’s and its Affiliates’ officers, employees, independent contractors, consultants, and agents performing activities under this Agreement have executed agreements requiring assignment or licensing to Sorrento of all inventions patented under as an Owned Sorrento Contribution Patent Right made during the course of and as a result of their association with Sorrento or its Affiliate, as applicable, and obligating the individual to maintain as confidential the confidential information of Sorrento or its Affiliate, as applicable;

11.2.8 There are no agreements to which Sorrento or any of its Affiliates is a party under which Sorrento or any of its Affiliates obtains or has obtained a license or other right to Sorrento Contributions (for avoidance of doubt, not including the research tools, diagnostics or equipment used in connection with the Development and Manufacture of the Initial Product) from a Third Party other than * to Develop, file, use, manufacture or Commercialize the Sorrento Contributions in the Field in the Territory;

11.2.9 There is no pending or, threatened in writing claim, suit, action, litigation or other proceeding brought by a Third Party against Sorrento or any of its Affiliates (a) challenging the validity or enforceability of any of Sorrento Contribution Patent Rights in any portion of the Territory, (b) claiming that the Development, filing, use, manufacture or Commercialization of any of the Sorrento Contributions in the Territory constitutes or would constitute infringement of such Third Party’s Intellectual Property Right(s), or (c) seeking to subject any of Sorrento Contribution Patent Rights to interference, reexamination, reissue, revocation, opposition, appeal or other administrative proceedings, and, in each case of clauses (a), (b) and (c), to Sorrento’s Knowledge, there is no Third Party Intellectual Property Right that would reasonably be expected to give rise to any such claim, suit, action, demand or other proceeding;

11.2.10 Neither Sorrento nor any of its Affiliates has received any written communications alleging that it has infringed, misappropriated or otherwise violated, or that it would infringe, misappropriate or otherwise violate, through the manufacture, use, import, export, sale, or offer for sale of any of the Products in the Territory or any portion thereof, any Intellectual Property Rights or Know How Controlled by any Third Party. To Sorrento’s Knowledge, the Development, manufacture, use or Commercialization of the Sorrento Contributions as contemplated in accordance with this Agreement does not infringe the Intellectual Property Rights or misappropriate the Know How of any Third Party;

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

11.2.11 Sorrento has taken reasonable precautions to preserve the confidentiality of the Sorrento Know-How required to be transferred to Servier under this Agreement;

11.2.12 Sorrento has disclosed or made available to Servier in writing, complete and correct copies of: (a) any material data from studies of the Initial Product in its possession, and (b) all material regulatory filings and correspondence between Sorrento and its Affiliates, on the one hand, and any Competent Authority in the Territory on the other hand, relating to the Initial Product;

11.2.13 All studies conducted specifically for the Initial Antibody or Initial Product that have been conducted by Sorrento or any of its subcontractors, and in accordance with applicable Laws by persons with appropriate education, knowledge and experience;

11.2.14 The documents containing Data and Sorrento Know-How disclosed or made available to Servier in the context of the negotiation of this Agreement are true and accurate copies of what they purport to be;

11.2.15 No information or materials provided by Sorrento to Servier (whether prepared by Sorrento or any subcontractor) contain any materially untrue or, to Sorrento’s Knowledge, materially misleading statement of a material fact or omit to state a material fact, with respect to the efficacy, side effects or preclinical or clinical testing of the Initial Product; and

11.2.16 Sorrento has completed an effective transfer of all technology necessary to Manufacture the Initial product to *.

Notwithstanding anything to the contrary in this Agreement or otherwise, Servier shall have no right to terminate this Agreement under Section 13.2.1 of this Agreement for breach of any representations or warranties unless and to the extent that such breach constitutes a material breach under applicable Law in which case, Servier shall have the right to terminate this Agreement. Further, Sorrento’s indemnity obligation set forth in Section 12.1 shall be Servier’s sole and exclusive remedy and Sorrento’s entire liability with respect to any Third Party Claims arising from Sorrento’s breach of the representations and warranties set forth in this Section 11.2.

Section 11.3 Exclusions.

11.3.1 The representations and warranties in Section 11.2 shall not include any representations or warranties regarding the research tools, diagnostics or equipment used in connection with the Development and Manufacture of the Initial Product.

11.3.2 Changes in Legislation. Sorrento shall not be liable for breach of the representations and warranties in Section 11.2 to the extent that such liability would not have occurred but for the passing of, or change in, any law, statute, ordinance, rule, regulation, or administrative practice of any governmental or regulatory body (including any change of tax legislation or the increase in the rates of taxes) after the date of this Agreement.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

11.3.3 Changes Attributable to Servier. Sorrento shall not be liable for breach of the representations and warranties in Section 11.2 in respect of any Damages to the extent resulting from, or increased by any voluntary act or voluntary omission of Servier, or their respective directors, officers, employees, agents or other representatives, after the date of this Agreement including Servier’s exercise of its rights other than as permitted under this Agreement or Servier’s failure to comply with its obligations under this Agreement.

11.3.4 Non-Compliance by Servier. Sorrento shall not be liable for breach of the representations and warranties in Section 11.2 in respect of any Damages to the extent that Servier has violated its obligation to mitigate damages under sec. 254 BGB.

Section 11.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES (AND EACH PARTY EXPRESSLY DISCLAIMS) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED STATUTORY OR OTHERWISE, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTIES THAT MAY ARISE FROM A COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OR TRADE WITH RESPECT TO ANY INTELLECTUAL PROPERTY RIGHTS, TECHNOLOGY OR CONFIDENTIAL INFORMATION OF A PARTY OR ANY LICENSE GRANTED BY A PARTY UNDER THIS AGREEMENT. IN PARTICULAR, THE PARTIES AGREE AND EXPLICITLY CONFIRM THAT NONE OF THE REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED AS A GUARANTEE BY A PARTY WITHIN THE MEANING OF SEC. 433 AND 444 GERMAN CIVIL CODE (BÜRGERLICHES GESETZBUCH, “BGB”) (GARANTIE FÜR DIE BESCHAFFENHEIT DER SACHE). IN THE EVENT OF ANY REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT BEING INCORRECT IN WHOLE OR IN PART THE PROVISIONS SET FORTH IN THIS AGREEMENT SHALL APPLY INSTEAD AND TO THE EXCLUSION OF ANY AND ALL REMEDIES THAT WOULD OTHERWISE BE AVAILABLE TO A PARTY UNDER THE LAW IN THE EVENT OF A BREACH, EXCEPT IN CASE OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE. ANY FURTHER LIABILITY OF THE BREACHING PARTY AND OF THE BREACHING PARTY’S REPRESENTATIVES, AGENTS AND/OR ADVISORS AND ANY DIFFERING OR FURTHER RIGHTS OR CLAIMS OF THE NON-BREACHING PARTY EXCEPT AS OTHERWISE EXPLICITLY PROVIDED FOR IN THIS AGREEMENT OR IN CASE OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, IRRESPECTIVE OF THEIR NATURE OR LEGAL BASIS, INCLUDING ANY RIGHT TO RESCIND (ANFECHTEN) OR TO WITHDRAW FROM (ZURÜCKTRETEN) THIS AGREEMENT, TO CLAIM REMEDIATION (NACHERFÜLLUNG), TO REDUCE PRICES UNDER THIS AGREEMENT AND/OR TO CLAIM DAMAGES (SCHADENSERSATZ) OR REIMBURSEMENT OF FUTILE EXPENDITURE (ERSATZ VERGEBLICHER AUFWENDUNGEN) ARE HEREBY EXPRESSLY EXCLUDED AND WAIVED.

Section 11.4 Mutual Covenants. Each Party hereby covenants throughout the Term as set forth below.

11.4.1 Such Party will not, and will cause its Affiliates not to, employ or use any contractor or agent that employs any individual or entity (a) that has been debarred by a Competent Authority under applicable Laws or convicted of a crime for which such Person could be so debarred, or (b) that is the subject of a debarment investigation or proceeding of a Competent Authority under applicable Laws, in each case of clauses (a) and (b), in the conduct of such Party’s or its Affiliates’ activities under this Agreement; and

11.4.2 Such Party shall not, and shall cause its Affiliates not to, enter into any agreement or other arrangement with a Third Party that conflicts with the rights granted to the other Party under this Agreement.

11.4.3 If either Party determines in good faith that the licenses under this Agreement are required to be filed with the Federal Trade Commission (“FTC”) under the US’s Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §18a) (“HSR”) or with equivalent foreign Governmental Authorities under any similar foreign Law, then each Party will promptly prepare and submit any necessary filings and will use commercially reasonable efforts to obtain such approvals and the Effective Date shall occur upon all such HSR or other governmental clearances have been obtained. Each Party will be responsible for its own costs; provided that Servier will pay all filing fee(s) required in the event of an HSR filing or filing for other governmental clearance. Both Parties will use all commercially reasonable efforts to cause the clearance to be obtained as quickly as possible. However, neither Party will be required to adversely affect its legal position (e.g., agree to divestitures or product restrictions) in the interest of expediting such clearance.

Section 11.5 Non-Compete.

11.5.1 Covenant and Non-Compete. As partial consideration for Sorrento’s rights and Servier’s obligations set forth in this Agreement, Sorrento covenants and agrees that, for a period commencing on the Effective Date and continuing until the * anniversary of the Effective Date (the “Non-Compete Period”), it shall not, and it shall cause its Affiliates not to, directly or indirectly, through licensing to or assisting a Third Party or otherwise, Develop, Manufacture or Commercialize any Competing Products (such activities, a “Competitive Program”) without the prior written consent of Servier. *.

11.5.2 Notwithstanding Section 11.5.1, the Parties acknowledge that Sorrento may be acquired or merge with a Third Party or acquire a Third Party during the Term of this Agreement (such transaction, the “Acquisition Transaction”, and such Third Party, the “Acquiror” or “Acquiree”). In such event, if the Acquiror or Acquiree was conducting a Competitive Program prior to the closing of such Acquisition Transaction, Sorrento shall not be deemed in breach of Section 11.5.1:

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

11.5.2.(a) If no Sorrento Know-How required to be provided to Servier under this Agreement shall be used by or on behalf of or shared with the Acquiror or Acquiree in connection with the subsequent development and commercialization of such Competing Product, (b) no employees, subcontractors, or other personnel of Sorrento that previously conducted activities in connection with the Competing Product may consult in any manner on any subsequent development and commercialization of any Competing Product and (c) Sorrento shall implement and maintain a firewall or clean room procedures that meet the industry standard in order to protect the Parties’ respective Confidential Information;

11.5.2.(b) If Sorrento or the Acquiror sell or exclusively license to a Third Party or discontinue the Competing Product within twelve (12) months after the closing of Acquisition Transaction;

11.5.2.(c) If Acquiror or Acquiree exclusively licensed the Competing Product prior to or in conjunction with the closing of the Acquisition Transaction; or

11.5.2.(d) If Sorrento or the Acquiror agree to license the Competing Product to Servier on the same terms as the Initial Product under this Agreement.

11.5.3 Notwithstanding Section 11.5.1, Sorrento shall be entitled to perform development activities with respect to any Competing Product in collaboration with Servier pursuant to the R&D Agreement.

11.5.4 Notwithstanding the provisions of Section 11.6 or otherwise in this Agreement and subject to Section 11.5.2 and Section 11.5.3 above, Sorrento shall be entitled to perform research activities (but excluding any Clinical Studies or Commercialization activities) on a Competing Product provided that: (a) Sorrento shall not sell, transfer, or grant to any rights such Competing Product prior to the expiration of the Non-Compete Period; and (b) following the expiration of the Non-Compete Period, if Sorrento intends to start a process to sell, transfer, or grant any rights to such Competing Product or receives a written offer from a Third Party to enter into negotiations for the sale, transfer, or grant of any rights to such Competing Product, then, in each case, Sorrento shall provide Servier with a written notice including a sufficient data package prior to commencing such processes or responding to such offer, as applicable (the “Competing Product ROFN Notice”). If Servier notifies to Sorrento of its interest to license such Competing Product within thirty (30) days following receipt of the Competing Product ROFN Notice (“Competing Product ROFN Election Notice”), Sorrento and Servier shall enter into good faith negotiations on an exclusive basis for a period of one hundred and twenty (120) days to attempt to negotiate an Agreement for such Competing Product. If either Servier does not provide such written notice within thirty (30) days or the Parties fail execute an Agreement for such Competing Product within one hundred and twenty (120) days of the Competing Product ROFN Election Notice, then Sorrento shall be free to enter into a partnering agreement with a Third Party, provided that such partnering agreement shall not be at economic terms less favorable to Sorrento than the latest terms offered by Servier.

ARTICLE 12.        INDEMNIFICATION; INSURANCE

Section 12.1 Sorrento Indemnity. Sorrento shall defend, indemnify and hold harmless Servier and its Affiliates and their respective directors, officers, agents, representatives, successors, permitted assignees and employees (collectively, the “Servier Indemnitees”) from and against any and all liabilities, losses, costs, damages and expenses, including reasonable attorneys’ fees (collectively, “Damages”), incurred as a result of or arising out of any claim, suit, action, demand or other proceeding made or brought by a Third Party (each, a “Third Party Claim”) against one or more Servier Indemnitees to the extent resulting from (a) the negligence, recklessness, or intentional wrongful acts or omissions of Sorrento or its Affiliates or their respective agents, representatives, consultants or independent contractors, in connection with the performance by or on behalf of Sorrento of Sorrento’s obligations or exercise of Sorrento’s rights under this Agreement, (b) any breach by Sorrento of any representation or warranty, set forth in ARTICLE 11 of this Agreement, or (c) the research, discovery, Development, use, manufacture, handling, storage, transfer of the Sorrento Contribution by Sorrento or any of its Affiliates or any of the foregoing’s respective agents, representatives, consultants and independent contractors prior to the Effective Date; except, in any such case, to the extent such Damages are reasonably primarily attributable to any negligence, recklessness, willful misconduct or breach of this Agreement by Servier or a Servier Indemnitee (other than any breach by Servier or a Servier Indemnitee that primarily resulted from Sorrento’s or its Affiliates’ or their respective agents’, representatives’, consultants’ or independent contractors’ breach of this Agreement).

Section 12.2 Servier Indemnity. Servier shall defend, indemnify and hold harmless Sorrento and its Affiliates and their respective directors, officers, agents, representatives, permitted successors, permitted assignees and employees (collectively, the “Sorrento Indemnitees”) from and against any and all Damages incurred as a result of or arising out of any Third Party Claim made or brought against one or more Sorrento Indemnitees to the extent resulting from (a) the negligence, recklessness, or intentional wrongful acts or omissions of Servier or its Affiliates or their respective agents, representatives, consultants or independent contractors, in connection with the performance by or on behalf of Servier of Servier’s obligations or exercise of Servier’s rights under this Agreement, (b) any breach by Servier or its Affiliates or their respective agents, representatives, consultants or independent contractors of any representation or warranty set forth in ARTICLE 11 of this Agreement, or (c) use, Development, Manufacturing, Commercialization, handling, storage, labeling or transfer of any Product by Servier or any of its Affiliates or Sublicensees or any of the foregoing’s respective agents, representatives, consultants, and independent contractors, or Servier’s customers; except, in any such case, to the extent such Damages are reasonably primarily attributable to any negligence, recklessness, willful misconduct or breach of this Agreement by Sorrento or a Sorrento Indemnitee (other than any breach by Sorrento or a Sorrento Indemnitee that primarily resulted from Servier’s or its Affiliates’ or their respective agents’, representatives’, consultants’ or independent contractors’ breach of this Agreement).

Section 12.3 Indemnification and Defense Procedures.

12.3.1 Notice of Claim. All claims for indemnification or defense by a Party as provided herein shall be made solely by the Party seeking indemnification or defense of a Third Party Claim or remedies for any Damages (the “Indemnified Party”). The Indemnified Party shall give written notice of the same to the other Party (the “Indemnifying Party”) reasonably promptly after the assertion against the Indemnified Party of any Third Party Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (a “Claim Notice”), provided, however, that failure or delay to provide such Claim Notice shall not affect the Indemnifying Party’s indemnification or defense obligations, except to the extent such failure materially and adversely affects the ability to defend such claim. Each Claim Notice must contain a description of the Third Party Claim and the nature and amount of any Damages (to the extent that the nature and amount of such Damages is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all notices, papers, correspondence, communications and official documents (including court papers) previously received or sent and thereafter that the Indemnified Party continues to receive or send in respect of any such Third Party Claim.

12.3.2 Assumption of Defense. To the extent permitted by Laws, the Indemnifying Party shall assume the defense and handling of such Third Party Claim, at the Indemnifying Party’s sole expense in accordance to Section 12.3.3.

12.3.3 Indemnification Procedure. In assuming the defense of any Third Party Claim, the Indemnifying Party: (a) shall act diligently and in good faith with respect to all matters relating to the defense, settlement or disposition of such Third Party Claim as the defense, settlement or disposition relates to the Indemnified Party; (b) may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Third Party Claim any law firm or counsel reasonably selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; (c) keep the Indemnified Party informed of the status of such Third Party Claim; (d) shall have the right to settle the Claim on any terms the Indemnifying Party chooses, subject to prior notification to the Indemnified Party; provided that the Indemnifying Party shall not settle or otherwise resolve any Third Party Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party, without prior written consent of the Indemnified Party, which may not be unreasonably withheld or delayed. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of any Third Party Claim for which the Indemnifying Party has assumed the defense in accordance with this Section 12.3.3, and shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification.

12.3.4 Indemnified Party Right to Participate. If the Indemnifying Party fails to conduct the defense and handling of any Third Party Claim in good faith or if the Third Party Claim seeks non-monetary relief, (a) the Indemnified Party may at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Third Party Claim and defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party shall regularly inform the Indemnifying Party of the status of such Claim and consult with the Indemnifying Party but shall have no obligation hereunder to obtain any consent from, the Indemnifying Party in connection therewith, except that the Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed); and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Section 12.3.4. If the Indemnified Party elects to defend or handle such Third Party Claim in accordance with this Section 12.3.4, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Third Party Claim with its own counsel and at its own expense.

Section 12.4 Insurance. During the Term and thereafter for a period of five (5) years, each Party shall procure and maintain adequate insurance coverage with international reputable company or a program of self-insurance (which shall be of types and amounts sufficient to cover the liabilities hereunder, contingent or otherwise of such Party and its Affiliates). It is understood that such insurances shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Section 12.4. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in the insurance coverage.

Section 12.5 Disclaimer of Liability. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING INDIRECT LOST PROFIT AND INDIRECT LOST OPPORTUNITIES) SUFFERED BY THE OTHER PARTY UNDER THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE OR OTHERWISE, OTHER THAN IF SUCH DAMAGES ARE PAYABLE TO A THIRD PARTY AND INDEMNIFIABLE BY A PARTY PURSUANT TO THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, THIS DISCLAIMER DOES NOT APPLY TO (A) STRICT LIABILITY OR DAMAGES CAUSED BY INTENTIONAL ACTS WHEREVER THE RESTRICTION OF LIABILITY IS EXCLUDED MANDATORY GERMAN LAW, (B) THE INDEMNIFICATION OBLIGATIONS OF A PARTY UNDER ARTICLE 12 OR (C) LIABILITY OR DAMAGES RESULTING FROM A BREACH OF CONFIDENTIALITY OBLIGATIONS OF A PARTY UNDER ARTICLE 10.

ARTICLE 13.         TERM AND TERMINATION

Section 13.1 Term. The term of this Agreement (the “Term”) will commence on the Effective Date and will extend, unless this Agreement is terminated earlier in accordance with Section 13.2, on a Product-by-Product and country-by-country basis, until such time as the Royalty Term with respect to the sale of such Product in such country expires. Upon expiration of the Royalty Term with respect to a Product and country, the licenses granted by Sorrento to Servier under this Agreement with respect to such Product shall remain in effect as granted in accordance with this Agreement, shall become irrevocable, fully paid-up and royalty-free licenses and shall last as long as Servier intends to Develop or Commercialize a Product.

Section 13.2 Termination. Notwithstanding anything in this Agreement or elsewhere to the contrary, this Agreement may be terminated as follows:

13.2.1 Termination for Material Breach. Either Party shall have the right to terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its material obligations hereunder which breach or default is material in the overall context of the Agreement, and such breach has continued for * days after written notice thereof was provided to the breaching Party by the non-breaching Party which clearly describes the remedies that the non-breaching Party intends to apply should the breach remain uncured. Any such termination shall become effective at the end of such * day period if, prior to the expiration of the * day period, (a) the breaching Party has not cured any such breach or default or (b) with respect to a breach of Commercially Reasonable Efforts obligations to Develop or Commercialize the Product, has not communicated to the non-breaching Party a remediation plan reasonably designed to cure such breach or default within a reasonable period of time. If the allegedly breaching Party disputes the breach and provides written notice of that dispute to the other Party, the matter shall be addressed under the dispute resolution provisions in Section 14.2.1, and the notifying Party may not terminate this Agreement until it has been finally determined under Section 14.2.1 that the Agreement was materially breached as described above and the breaching Party does not cure the breach within * days of the arbitration award under Section 14.2.1 below.

13.2.2 Termination by Mutual Consent. This Agreement may be terminated by the mutual written consent of the Parties.

13.2.3 Termination by Servier for Convenience. Servier may terminate this Agreement (a) in its entirety or (b) with respect to one or more Products on a country-by-country basis, in each case by providing * days’ prior written notice to Sorrento, specifying in such notice which Product or countries the termination applies to, with such termination being effective upon the end of such * notice period.

13.2.4 Termination for Insolvency. Either Party may terminate this Agreement if, at any time, the other Party will file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts, or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within * days after the filing thereof, or if the other Party will propose or be a party to any dissolution or liquidation, or if the other Party will make an assignment of substantially all of its assets for the benefit of creditors. Upon the bankruptcy of any Party, the non-bankrupt Party will further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, will be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

13.2.5 Termination by Servier for Safety. Servier may terminate this Agreement (a) in its entirety or (b) with respect to one or more Products on a country-by-country basis, immediately upon written notice to Sorrento, such Product shows significant safety issue in humans. For purposes of this Section 13.2.5, “safety issue” means it is Servier’s reasonable and good faith belief, that there is an unacceptable risk for harm in humans based upon: (i) pre-clinical safety data, including data from animal toxicology studies; or (ii) the observation of a serious adverse effect in humans after a Product has been administered to or taken by humans, such as during a clinical trial or after the launch of such Product.

Section 13.3 License Termination. If, during the Term, Servier or its Affiliate institutes or actively participates as an adverse party in any action, suit or other proceeding in the relevant Territory to invalidate or limit the scope of any Sorrento Contribution Patent Rights claim or obtain a ruling that any Sorrento Contribution Patent Rights claim is unenforceable or not patentable or that any Products would not, but for the licenses granted hereunder, infringe one or more claims of any Sorrento Contribution Patent Rights (a “Patent Challenge”), Sorrento has the right to immediately terminate this Agreement with notice to Servier. Servier shall include similar provisions in all sublicenses permitted under Section 2.4 referring to the termination of such sublicenses in case of Patent Challenge by a Sublicensee.

Section 13.4 Effects of Termination.

13.4.1 In the event of any termination of this Agreement in its entirety or with respect to any given Product (a) by Sorrento pursuant to Section 13.2.1 (Material Breach by Servier), Section 13.3 (License Termination), or Section 13.2.4 (Servier Insolvency), (b) by Servier for convenience pursuant to Section 13.2.3 or for safety pursuant to Section 13.2.5 or (c) by the Parties pursuant to Section 13.2.2 (Mutual Agreement):

13.4.1.(a) at Sorrento’s request, Servier will return to Sorrento or destroy (and certify such destruction to Sorrento), at Sorrento’s option, all Sorrento’s Confidential Information related to the terminated Product and Sorrento Know-How (provided that Servier shall be entitled to retain one (1) copy for archival and compliance purposes, and as required by applicable Law or regulatory requirement);

13.4.1.(b) Sorrento shall have the right to acquire some or all of the inventory of the terminated Product, as requested by Sorrento, in the possession of Servier and its Affiliates as of the date of such termination, provided that, if Sorrento so acquires any or all such inventory, Sorrento shall reimburse Servier the cost incurred by Servier for such inventory;

13.4.1.(c) except in case of termination for safety issue pursuant to Section 13.2.5, the Parties shall cooperate to promptly transfer ownership of all regulatory filings and Regulatory Approvals (including any such filings and approvals related to manufacturing) to the extent permitted by applicable Laws, and responsibility for regulatory communication held by Servier to Sorrento. Unless otherwise required by any applicable Law or regulation or requested by Sorrento, the foregoing assignment (or availability) shall be made within * days after the effective date of any termination;

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

13.4.1.(d) all licenses and sublicenses granted by Sorrento to Servier hereunder shall terminate, provided however that they will continue solely to enable Servier to (i) complete sales of Products for any purchase orders that were in place prior to the effective date of termination and (ii) sell off any existing inventory of Products that Sorrento does not purchase pursuant to subsection 13.4.1.(b);

13.4.1.(e) if the terminated Product is the Initial Product or a Sorrento Additional Anti-PD-1 Product, to the extent requested by Sorrento and except in case of termination for safety pursuant to Section 13.2.5, if requested by Sorrento, Servier shall enter into an exclusive license agreement whereby Servier grants to Sorrento a royalty bearing license based on * of net sales of the terminated Product, with the right to sublicense, under Servier IP that is necessary to further Develop, Manufacture and Commercialize the terminated Products, at terms and conditions, including financial terms and adequate indemnities to be agreed upon. Alternatively, Servier may elect in its sole discretion to assign all or part of such Servier IP to Sorrento at a price payable by Sorrento, equal to * of Net Sales of the terminated Product; and

13.4.1.(f) the Parties will discuss in good faith the wind-down or transfer to Sorrento of any ongoing Clinical Trials or any ongoing pre-clinical studies for the terminated Products currently being conducted by or on behalf of Servier or its Affiliates at the time of termination; provided that Servier shall have no obligation to continue such activities following the termination effective date and if the continuation of any Clinical Trials is required after the termination effective date, Servier may continue them at Sorrento’s costs.

13.4.2 In the event of any termination of this Agreement in its entirety or with respect to any given Product by Servier pursuant to Section 13.2.1 (Material Breach by Sorrento), without prejudice to any other remedies available to Servier, all licenses and sublicenses granted by Sorrento to Servier hereunder shall become irrevocable and shall last as long as Servier intends to Develop or Commercialize such Product and all payments obligations set forth in ARTICLE 8 will survive for the term contemplated therein but will be reduced by *. All other obligations under this Agreement with regard to such Product shall cease upon termination, subject to the survival provision set forth in Section 13.5.2.

13.4.3 Transition. In the event of termination in accordance with Section 13.2.1 or Section 13.2.2, the non-terminating Party shall use diligent efforts to cooperate with the terminating Party or its subcontractors at the terminating Party’s cost (except in case of termination by either Party for breach by the other Party pursuant to Section 13.2.1) to effect a smooth and orderly transition of the information and materials necessary to enable the development and commercialization of the terminated Product in accordance with the terms set forth in this Section 13.4.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

13.4.4 Rights in Bankruptcy. All licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. Each Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code. In the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code (the “Insolvent Party”), the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) certain Know-How licensed to it under this Agreement and all embodiments of such Know-How, provided that, Sorrento shall not be required to provide any duplicate copies and embodiments of Sorrento Know-How to Servier so long as Sorrento has already provided Sorrento Know-How it is required to provide to Servier under this Agreement, and, if not already in its possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless the Insolvent Party continues to perform all of its obligations under this Agreement, or (b) if not delivered or granted under (a) above, following the rejection of this Agreement by or on behalf of the Insolvent Party upon written request therefore by the other Party.

13.4.5 SPV. If Sorrento’s Debt to Equity Ratio for any Calendar Quarter during the Term exceeds 2:1 as of the last day of any such Calendar Quarter, then, within Ten (10) Business Days after the last day of such Calendar Quarter and each Calendar Quarter thereafter, Sorrento shall deliver a report to Servier setting forth the calculation of its Debt to Equity Ratio in the form attached hereto as Schedule 13.4.5(a) as of the last day of the applicable Calendar Quarter and then, the last day of each month until Sorrento’s Debt to Equity Ratio becomes less than or equal to 2:1 or Sorrento transfers the Sorrento Core IP to the SPV pursuant to this Section 13.4.5 in a form satisfactory to Servier. If on the last day of four (4) consecutive months after Sorrento delivers the first report to Servier pursuant to the foregoing sentence, the Debt to Equity Ratio still exceeds 2:1, Sorrento will transfer all Sorrento Core IP to a newly formed entity (the “SPV”) within three (3) months thereafter. The SPV shall comply with the conditions set forth in Schedule 13.4.5(b), and Sorrento shall cause the SPV to enter into a license to Servier with the same rights and obligations as those of this Agreement, which shall enter into effect upon transfer of the Sorrento Core IP to the SPV. Sorrento shall represent that the SPV has no activity or liability other than as permitted in Schedule 13.4.5(b) and otherwise satisfies the conditions stated therein. If and until Sorrento fails to satisfy its transfer obligation pursuant to this Section 13.4.5, Servier shall be entitled to suspend all payments otherwise due to Sorrento pursuant to this Agreement.

Section 13.5 Accrued Payment Pending Termination and Survival

13.5.1 Payment Obligations. The termination or expiration of this Agreement shall not affect any payment of any debts or obligations accruing prior to such date of termination or expiration. For the avoidance of doubt, payment of any Development Milestones or Sales Milestone Payments by Servier as set forth in Section 8.2 and Section 8.3 will be due on milestones achieved during the period between any notice of termination under Section 13.2 and Section 13.3 the effective date of termination, as accrued.

13.5.2 Survival. The provisions of ARTICLE 1, Section 2.4 (last four sentences), Section 2.5, Section 2.8, ARTICLE 8, Section 9.1, Section 9.2.2 (first two sentences), Section 9.2.3, Section 9.4 (first sentence), ARTICLE 10, Section 11.2 (last sentence), Section 11.3, Section 11.4, ARTICLE 12, Section 13.4 (except for Section 13.4.5), Section 13.5, and ARTICLE 14 will survive the expiration or any termination of this Agreement for any reason, in accordance with their respective terms and conditions, and for the respective duration stated therein, and where no duration is stated, will survive indefinitely. In addition, any Section that is referred to in the above listed Sections shall survive solely for the interpretation or enforcement of the latters.

ARTICLE 14.         MISCELLANEOUS

Section 14.1 Public Announcements. Except where otherwise expressly permitted hereunder, neither Party will make any public announcement of any information regarding this Agreement or any activities under this Agreement without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed. Each Party will submit to the other Party any proposed announcements at least thirty (30) days prior to the intended date of publication of such announcement to permit review and approval.

Section 14.2 Dispute Resolution.

14.2.1 Arbitration. In the event a dispute arises (each, a “Dispute”), the Alliance Managers will attempt in good faith to resolve such Dispute, failing which either Party may cause such Dispute to be referred to the Executive Officers for resolution. The Executive Officers shall attempt in good faith to resolve such Dispute by unanimous consent. If the Executive Officers cannot resolve such Dispute within thirty (30) days of the matter being referred to them, then either Party may submit such Dispute to arbitration for final resolution by arbitration request (the “Arbitration Request”) under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three (3) arbitrators appointed in accordance with the said Rules (each such arbitration, an “Arbitration”). Each Arbitration will be conducted in English and all foreign language documents shall be submitted in the original language and, if so requested by any arbitrator or Party, shall also be accompanied by a translation into English. The place of arbitration shall be Geneva, Switzerland. The arbitrators in any Arbitration shall enforce and not modify the terms of this Agreement. The award of the arbitrators shall be final and binding on each Party and its respective successors and assigns. All costs and expenses of any Arbitration, including reasonable attorneys’ fees and expenses and the administrative and arbitrator fees and expenses, shall be borne by the Parties as determined by the arbitrators.

14.2.2 Confidentiality. Except to the limited extent necessary to comply with applicable Law, legal process, or a court order or to enforce a final settlement agreement or secure enforcement or vacatur of the arbitrators’ award, the Parties agree that the existence, terms and content of any Arbitration, all information and documents disclosed in any Arbitration or evidencing any arbitration results, award, judgment or settlement, or the performance thereof, and any allegations, statements and admissions made or positions taken by either Party in any Arbitration shall be treated and maintained in confidence and are not intended to be used or disclosed for any other purpose or in any other forum.

14.2.3 Communications with Internal Counsel. In the course of the negotiation and implementation of this Agreement and the resolution of any disputes, investigations, administrative or other proceedings relating thereto, each Party will call upon the members of its internal legal department to provide advice to such Party and its directors, employees and agents on legal matters. Notwithstanding any rights to the contrary under applicable procedural or substantive rules of law, each Party agrees not to request, produce or otherwise use any such communications between members of its legal department and directors, employees or agents in connection with any such disputes, investigations, administrative or other proceedings, to the extent such communications, if they had been exchanged between such Party and external attorneys, would have been covered by legal privilege and not disclosable.

Section 14.3 Governing Law. This Agreement and any dispute arising from the performance or breach hereof will be governed by and construed and enforced in accordance with the Laws of Germany, excluding its rules of conflict of laws.

Section 14.4 Assignment. This Agreement will not be assignable by either Party to any Third Party without the written consent of the other Party hereto. Notwithstanding the foregoing, each Party may assign this Agreement, without the consent of the other Party, to an Affiliate or to a Third Party in connection with the sale of transfer of all or substantially all of the assets to which this Agreement pertains. Any assignment in violation of this provision is void and without effect.

Section 14.5 Binding Agreement. This Agreement, and the terms and conditions hereof, will be binding upon and will inure to the benefit of the Parties and their respective successors, heirs, administrators and permitted assigns.

Section 14.6 Force Majeure. Except for payment obligations under this Agreement, no Party will be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, “force majeure” is defined as causes beyond the control of the Party, including, without limitation, acts of God; Laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In the event of force majeure, Sorrento or Servier, as the case may be, will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as such Party is so disabled, up to a maximum of ninety (90) days, after which time the Party not affected by the force majeure may terminate this Agreement. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

Section 14.7 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), email or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Sorrento:

Sorrento Therapeutics, Inc.

9380 Judicial Drive

San Diego, CA 92121

Attention: CEO

Facsimile: +1 858 210 3759

E-Mail: hji@sorrentotherapeutics.com

With a copy to:

Sorrento Therapeutics, Inc.

9380 Judicial Drive

San Diego, CA 92121

Attention: Legal Department

Facsimile: +1 858 210 3759

E-Mail: legal@sorrentotherapeutics.com

With copies to:

If to Servier:

Les Laboratoires Servier

50 rue Carnot

92284 Suresnes Cedex

France

Attention: Alliance Management Director & US Licenses

Facsimile: +33 1 55 72 54 66

Email: mail.alliance.management@Servier.com

With a copy to:

Attention: Director Contract Department

Les Laboratoires Servier

50 rue Carnot

92284 Suresnes Cedex

France

or to such other address for such Party as it will have specified by like notice to the other Parties, provided that notices of a change of address will be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery will be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery will be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery will be deemed to be the third (3rd) day after such notice or request was deposited with the postal service. If sent by email, the date of delivery will be deemed to be the day that the Party giving notice receives electronic confirmation of sending from its email provider.

Section 14.8 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver of such condition or term or of another condition or term.

Section 14.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 14.10 Entire Agreement. This Agreement, including the schedules and exhibits hereto, sets forth all the covenants, promises, agreements, appendices, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties relating to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties relating to the subject matter hereof other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. To the extent of any conflict between the terms of this Agreement and the R&D Agreement, the terms of this Agreement shall govern.

Section 14.11 Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party will assume, either directly or indirectly, any liability of or for the other Party. Neither Party will have the authority to bind or obligate the other Party nor will either Party represent that it has such authority.

Section 14.12 Headings. Headings used herein are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

Section 14.13 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction shall be applied in the interpretation hereof. Unless the context requires otherwise: (a) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) any reference to any applicable Law herein shall be construed as referring to such applicable Law as from time to time enacted, repealed or amended; (c) any reference herein to any person shall be construed to include the person’s permitted successors and assigns; (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (e) all references herein to Articles, Sections, or Schedules, unless otherwise specifically provided, shall be construed to refer to Articles, Sections or Schedules of this Agreement; (f) provisions that require that a Party, the Parties or any Committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, electronic mail, letter, approved minutes or otherwise (but excluding instant messaging); (g) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or” and (h) the words “will” and “shall” will have the same meaning in this Agreement. This Agreement has been executed in English, and the English version of this Agreement shall control.

Section 14.14 Compliance with Applicable Law. Each Party’s obligations under this Agreement shall be subject to such Party’s compliance with Law applicable to its performance and its other obligations under the Agreement (including any anti-corruption, export control, environmental, hazardous substance, and data privacy and security Laws).

Section 14.15 Counterparts. This Agreement may be signed in counterparts, each and every one of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures will be treated as original signatures.

IN WITNESS WHEREOF, the Parties have caused this License and Collaboration Agreement to be executed by their duly authorized representatives.

For Sorrento Therapeutics, Inc.	For Les Laboratoires Servier

By:	By:
Name: Henry Ji	Name: Christian Bazantay
Title: President and CEO	Title: Proxy

By:
Name: Eric Falcand
Title: Proxy

For Institut de Recherches Internationales Servier

By:
Name: Emmanuel Canet
Title: Proxy

Schedule 2.6.1: Documents Subject to the Initial Transfer

*

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Schedule 6.2.1(a): Sorrento Deliverables

Supply Obligation for Pre-clinical studies

1/ Pre-clinical samples of the Initial Products for the 4 weeks toxicology study:

*

2/ Certificates of analysis

At Initial Product delivery (target: *) to start the 4 week study:

*

3/*

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Schedule 6.2.1(b): *Terms and Conditions

Clinical Supply Terms For GS Xceed™ Gene Expression System

The GS Xceed™ System Commercial License Terms

Commercial license is required per product before start of clinical trials

Commercial terms linked to manufacturing source:

•	* manufactures

a.	No license fees

b.	*% royalty on net sales

•	Customer or Strategic Partner manufactures

a.	*k per annum upon Phase 1 OR *k per annum due from Phase 2

b.	*% royalty on net sales

•	3rd Party CMO manufactures

a.	*k per annum and

b.	*% royalty on net sales

Term

•	Royalties to patent expiry then *% reduction for know-how

*

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Schedule 11.2: Exceptions to Sorrento Representations and Warranties

Section 11.2.3 regarding prosecution:

The items and information set forth in the memo dated April 15, 2016 titled “Strategy for pursuing CDR-based RG1H10 antibody claims in EP Patent Appln. No. 14803374 (EP Publication No. 3004169 A1),” the items and information set forth in the memo titled “Opinion in Relation to the Admissibility of CDR-based claim amendments in Sorrento European Patent Application EP14803374.9” forwarded to Servier on May 23, 2016 and any other items or matters disclosed in writing to Servier in the course of due diligence and negotiation process including following the Parties’ face-to-face meetings in Paris on April 14th and 15th of 2016 and in San Diego on May 12th and 13th of 2016 and e-mail correspondences.

Section 11.2.4:

The items and information set forth in the memo dated April 15, 2016 titled “Strategy for pursuing CDR-based RG1H10 antibody claims in EP Patent Appln. No. 14803374 (EP Publication No. 3004169 A1), the items and information set forth in the memo titled “Opinion in Relation to the Admissibility of CDR-based claim amendments in Sorrento European Patent Application EP14803374.9” and any other items or matters disclosed in writing to Servier in the course of due diligence and negotiation process including following the Parties’ face-to-face meetings in Paris on April 14th and 15th of 2016 and in San Diego on May 12th and 13th of 2016 and e-mail correspondences.

Section 11.2.8:

The items and information set forth in the Sorrento PD-1 Antibody FTO search report provided to Servier on May 5, 2016 and any other items or matters disclosed in writing to Servier in the course of due diligence and negotiation process including following the Parties’ face-to-face meetings in Paris on April 14th and 15th of 2016 and in San Diego on May 12th and 13th of 2016 and e-mail correspondences.

Schedule 11.2.3(a): Owned Sorrento Contribution Patent Rights

The following patent applications:

*

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Schedule 13.4.5(a) – Form of Report Setting Forth the

Calculation of Debt to Equity Ratio

Quarter End Balance Sheet Date

A)	Calculation of Debt

Sorrento’s total current liabilities

+

Sorrento’s long term debt

=    Total Debt

A)	Total Debt

B)	Total stockholder’s equity

Debt to Equity Ratio = A / B =

Requirement - Less than or equal to 2:1

In compliance: Yes / No

CFO Signature

Schedule 13.4.5(b) – SPV Conditions

The organizational documents of the SPV (the “Charter Documents”) shall contain the following provisions:

1.

The SPV’s sole business and activity shall be to hold the Sorrento Core IP and to perform its obligations and exercise its rights under the License and Collaboration Agreement among Les Laboratoires Servier SAS, Institut de Recherches Internationales Servier and Sorrento Therapeutics, Inc. entered into as of the Effective Date (the “License Agreement”);

2.

The SPV shall not transfer or otherwise license any assets of the SPV that are exclusively licensed under the License Agreement and not otherwise excepted under the License Agreement except as and to the extent contemplated under the License Agreement;

3.

The SPV shall not, to the fullest extent permitted by Law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than any asset sale or transfer of ownership interests in the ordinary course of its business;

4.

The SPV shall not (a) make loans, borrow money and issue evidences of indebtedness or secure the same by mortgage, pledge, letter of credit, or other lien on any assets of the SPV, unless the creditor or holder thereof expressly agrees that upon the exercise of any of its rights or remedies all rights and remedies of Sorrento under the License Agreement will be unaffected and that such holder will not institute a bankruptcy proceeding against the SPV or join in any petition seeking the same or (b) grant any guarantee, become obligated for or pay the debts of any person or hold the credit of the SPV out as being available to satisfy the obligations of any other person (nor indemnify any person for losses resulting therefrom), nor have any of its obligations guaranteed by any other person or hold the SPV out as responsible for the debts of any other person or for the decisions or actions with respect to the business and affairs of any other person, nor seek or obtain credit or incur any obligation to any third party based upon the creditworthiness or assets of any other person (i.e., other than based on the creditworthiness or assets of the SPV) nor allow any person to do such things based on the credit of the SPV;

5.	The SPV shall at all times remain solvent and pay its debts and liabilities from its assets as the same shall become due;

6.	The SPV shall not form, or cause to be formed, any subsidiaries;

7.	The SPV shall not commingle funds with any other entity;

8.	The SPV shall maintain accurate records, books of account and financial statements disclosing that its assets are not available to pay creditors of any of its affiliates;

9.

The SPV shall file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and shall pay any taxes so required to be paid under applicable Law.

10.	The directors shall hold appropriate meetings to authorize all of the SPV’s corporate actions, which meetings may be held by telephone conference call;

11.	The SPV shall pay its own liabilities and expenses out of its own funds as the same shall become due;

12.	The SPV shall hold itself out as a separate legal entity;

13.	The SPV shall maintain its valid existence as a limited liability company under the laws of the Nevada;

14.

The SPV shall have its own directors, including an Independent Director at all times who will be appointed by Sorrento as a member of the Board of Directors of the SPV. The Independent Director can only be removed or replaced by Sorrento. In addition, the SPV shall create a special membership interest and issue such interest (the “Special Interest”) to Sorrento. The Special Interest shall not be redeemable, but shall have no economic, informational, voting or other rights, except for the voting rights specified below;

15.

The SPV shall act solely in its corporate name and through its duly authorized directors, officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity or assets with which they are concerned. Without limiting the generality of the foregoing, all written and oral communications, including without limitation letters, invoices, purchase orders, contracts, statements and loan applications, shall be made solely in the SPV’s own name;

16.

The SPV shall direct creditors of the SPV to send invoices and other statements of account of the SPV directly to the SPV and not to any affiliate and cause the affiliates to direct their creditors not to send invoices and other statements of accounts of such affiliate to the SPV;

17.

The SPV shall pay from its own bank accounts for accounting and payroll services, rent, lease and other expenses (or the SPV’s allocable share of any such amounts provided by one or more other affiliates) and not have such operating expenses (or the SPV’s allocable share thereof) paid by any affiliate;

18.	The SPV’s resolutions, agreements and other instruments shall be maintained by it as official records, separately identified and held apart from the records of any affiliate;

19.	The SPV shall grant a first priority lien on the Sorrento Anti-PD-1 Patent Rights that it holds in order to secure Sorrento’s damages in the event that the License Agreement is terminated other than for Sorrento’s breach and Sorrento’s rights and licenses under such Sorrento Anti-PD-1 Patent Rights are not maintained.

20.

Notwithstanding any other provision that otherwise so empowers the SPV, any member of the SPV (other than the Special Member), the Board, any Officer or any other Person, neither the members nor the Board nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the SPV, without the prior unanimous written consent of the Special Member and the Board (including the Independent Director), to take any Material Action, provided, however, that the Board may not vote on, or authorize the taking of, any Material Action, unless there is the Independent Director then serving in such capacity and it has given such Independent Director and the Special Member at least 30 days prior notice thereof. For purposes of the foregoing, “Material Action” means to consolidate or merge the SPV with or into any Person, or sell all or substantially all of the assets of the SPV (other than to a Qualifying Person), or to institute proceedings to have the SPV be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the SPV or file a petition seeking, or consent to, reorganization or relief with respect to the SPV under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the SPV or a substantial part of its property, or make any assignment for the benefit of creditors of the SPV, or admit in writing the SPV’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by Law, dissolve or liquidate the SPV. For the purposes hereof, a “Qualifying Person” means any Person that has expressly affirmed all of Sorrento and its sublicensees’ right under the License Agreement and that has instituted, with respect to the Sorrento Anti-PD-1 Patent Rights the procedures specified herein prior to any merger with or transfer to such person and any pharmaceutical company with gross revenue in excess of $500,000,000.

The Independent Director shall not have any fiduciary duties to the members, any Director or any other Person; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by Law, the Independent Director shall not be liable to the SPV, the members or any other Person bound by the Charter Documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. All right, power and authority of the Independent Director shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth herein. No Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of the SPV. Notwithstanding any other provision of this Agreement, the bankruptcy of a member shall not cause such member to cease to be a member of the SPV and upon the occurrence of such an event, the SPV shall continue without dissolution.

For the purposes hereof, a “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, association, or any other entity.

All capitalized terms used herein but not defined herein shall have the meanings assigned to such terms under the License Agreement.